Exhibit 10.12

HOTEL AND CASINO OPERATIONS AND HOTEL ASSETS MANAGEMENT AGREEMENT

AMONG

PROJECT CC, LLC,

CITYCENTER HOTEL & CASINO, LLC,

MGMMIRAGE,

AND

CITYCENTER LAND, LLC

FOR

CITYCENTER

LAS VEGAS, NEVADA

NOVEMBER 15, 2007

i

7.3	Compensation of Personnel	13

7.4	Personnel Information	14

7.5	Unions	14

ARTICLE 8	PROJECT BUDGET	14

8.1	Submission and Approval of Project Budget	14

ARTICLE 9	FUNDS AND ACCOUNTS; MAINTENANCE	16

9.1	Minimum Working Capital Amount	16

9.2	Replacement Reserve Fund Contribution	16

9.3	Reserve Fund for Other Project Improvements	16

9.4	Repairs and Maintenance	16

9.5	Emergency Repairs	17

9.6	Enforcement of Guaranties and Warranties	17

9.7	Replacement Reserve Fund	17

9.8	Funds Request	18

9.9	Alternative Sources of Working Capital	18

9.10	Taxes on Casino and Entertainment Taxes	18

9.11	Impositions and Insurance Premiums	18

9.12	Operating Accounts	18

9.13	Replacement Reserve Fund	19

9.14	Control and Ownership of Accounts	19

9.15	Pledge of Credit	19

ARTICLE 10	BOOKS AND RECORDS	19

10.1	Maintenance of Books and Records	19

10.2	Inspection of Books and Records	19

10.3	Monthly and Quarterly Reports	20

10.4	Annual Statements	20

10.5	Audit Right of DW Member	20

ARTICLE 11	CENTRALIZED SERVICES AND REIMBURSABLE SERVICES	21

11.1	Non-Reimbursable Centralized Services	21

11.2	Cost and Expense	22

11.3	Reimbursable Services	22

ARTICLE 12	INSURANCE	23

12.1	Insurance to Be Maintained by Owner During Term	23

12.2	Insurance to Be Maintained by Manager During Term	23

12.3	Waiver of Liability	23

ARTICLE 13	CONFIDENTIAL INFORMATION	23

13.1	Confidential Information	23

ARTICLE 14	MORTGAGES AND FlNANClNG	24

14.1	Right to Mortgage	24

14.2	Subordination	24

14.3	Evidence of Subordination; Delivery of Separate Documents and Instruments	24

ARTICLE 15	PERFORMANCE TERMINATION	24

15.1	Performance Test	24

15.2	Cure Right	24

ARTICLE 16	DEFAULT AND TERMINATION	25

16.1	Events of Default	25

16.2	Excused Non-Performance	25

16.3	Remedies and Other Termination Rights	25

16.4	DW Member Enforcement; Termination Rights	27

16.5	General Manager Termination Rights	27

16.6	Rights and Obligations on Termination	28

16.7	WARN Act; 401(k) Compliance	29

ARTICLE 17	CASUALTY AND CONDEMNATION	30

17.1	Casualty	30

17.2	Condemnation	30

ARTICLE 18	INDEMNIFICATION	30

18.1	Indemnification by Managers	30

18.2	Indemnification by Owner	31

18.3	Survival	31

ARTICLE 19	REPRESENTATIONS AND WARRANTIES	31

19.1	Managers’ Representations and Warranties	31

19.2	Owner’s Representations and Warranties	31

ARTICLE 20	GENERAL PROVISIONS	32

20.1	Owner’s Consultants	32

20.2	Third-Party Operated Areas	32

20.3	Management of Infrastructure	32

20.4	Third Party Beneficiaries	33

20.5	Guaranty	33

20.6	Further Actions	35

20.7	Assignment	35

20.8	Successors and Assigns	35

20.9	Waiver	36

20.10	Approval by Owner	36

20.11	Severability	36

20.12	Estoppel Certificate	36

20.13	Terminology	36

20.14	Amendment	36

20.15	Counterparts	36

20.16	Interpretation	36

20.17	Survival	36

20.18	Time of the Essence	36

20.19	Arbitration; Applicable Law; Dispute Resolution	36

20.20	Governing Law and Choice of Forum	38

20.21	Agreement Subject to Nevada Gaming Law and Authorities	39

20.22	Management and Operations Term Sheet	39

20.23	WAIVER OF TRIAL BY JURY	39

20.24	Limitation of Liability	39

20.25	Use of Affiliates by Manager	40

20.26	Publicity	40

20.27	Waivers	40

20.28	Other Agreements	40

20.29	Periods of Time	40

20.30	Attorney’s Fees and Other Costs	40

20.31	Electronic Signatures	41

20.32	Relationship of Owner to Manager	41

20.33	Notices	41

HOTEL AND CASINO OPERATIONS AND HOTEL ASSETS MANAGEMENT

This Hotel and Casino and Hotel Assets Management Agreement (this “Agreement”) is entered into as of the Effective Date, by and among CityCenter Hotel & Casino, LLC, a Nevada limited liability company (the “Resort Hotel and Casino Operator”), and Project CC, LLC, a Nevada limited liability company (the “General Manager” and together with the Resort Hotel and Casino Operator shall be referred to herein, collectively, as the “Managers”, or, individually, as a “Manager”), MGM MIRAGE, a Delaware corporation (“MGM MIRAGE”), and Owner. The Managers and Owner are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. As of the Effective Date, CityCenter Land, LLC, a Nevada limited liability company (“CCL”), owns the land on which Owner is in the process of constructing the CityCenter Project.

B. The Parties desire to enter into this Agreement for the management, including the provision of Pre-Opening Services, of the Resort Hotel and Casino and the Hotel Assets and the Other Project Components following the completion of their respective constructions.

C. Manager is knowledgeable and experienced in the operation and management of first class hotels of comparable size and scope to the Resort Hotel and Casino and the Hotel Assets.

AGREEMENT

NOW THEREFORE in consideration of the recitals, promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereby agree:

ARTICLE 1

DEFINITIONS AND EXHIBITS

1.1 Definitions. All capitalized terms not defined herein shall have the meanings assigned to such terms in the Master Glossary of Definitions attached hereto as Exhibit A.

1.2 Exhibits. The exhibits attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

1.3 Construction. Whenever the text refers to a “Manager” or “Managers”, the reference shall include each Manager, jointly and severally.

ARTICLE 2

TERM

2.1 Term. This Agreement shall be effective upon full execution and delivery as of the Effective Date. The term of this Agreement shall commence as of the Effective Date, and shall continue until the first to occur of (i) the termination of this Agreement resulting from an Event of Default or other right of termination set forth in ARTICLE 16, (ii) the termination, dissolution or other liquidation of the Joint Venture, in accordance with the terms of the Joint Venture Agreement, or (iii) the termination of this Agreement resulting from a Performance Test Failure as set forth in ARTICLE 15 (the “Term”).

ARTICLE 3

ENGAGEMENT OF MANAGERS

3.1 Grant of Authority

3.1.1 Resort Hotel and Casino Operator. Except as otherwise specified in this Agreement, the management and operation of the Resort Hotel and Casino shall be under the exclusive supervision and control of the Resort Hotel and Casino Operator, and the Resort Hotel and Casino Operator shall operate the Resort Hotel and Casino in a proper and efficient manner that is consistent with the Operating Standard. Except as otherwise specified in the Joint Venture Agreement, this Agreement, and further subject to Section 3.2 and Section 3.3 hereof, the Resort Hotel and Casino Operator shall have discretion and control, free from interference, interruption, or disturbance, in all matters relating to the management and operation of the Resort Hotel and Casino. Owner’s grant of authority to the Resort Hotel and Casino Operator pursuant to this Section 3.1.1 with regard to the Resort Hotel and Casino shall specifically include the exclusive power and authority, subject to and consistent with the provisions of this Agreement, the Joint Venture Agreement and the Project Budget for the Resort Hotel and Casino (including any limitations on authority and duty) to:

(a) determine the terms of admittance for the Resort Hotel and Casino and each portion thereof, charges for rooms and commercial space, charges for entertainment, charges for use of facilities, food and beverages, which rights shall specifically allow Resort Hotel and Casino Operator, in its reasonable discretion and generally consistent with the business practices of MGM MIRAGE, the Project Budget and the standard of care set forth in Section 3.3, to charge varying rates for Complimentaries to different customers or groups of customers; provided, however, no amount of deemed revenue attributable to such Complimentaries shall be included in Gross Revenue for purposes of any calculation under this Agreement (including, without limitation determining the occurrence of a Performance Test Failure);

(b) establish all Marker and credit policies designed, among other things, to minimize the risk of loss;

(c) collect and remit to any Governmental and Regulatory Authority all sales, occupancy, value added, use, LET, excise and similar taxes to be collected by the Resort Hotel and Casino directly from Gaming customers, guests or other customers on all revenues;

(d) establish policies concerning the receipt, holding and disbursement of funds, the establishment and maintenance of Operating Accounts and appropriate records management and retention, the procurement of Operating Supplies and other goods and services and all activities necessary for the operation and management of the Resort Hotel and Casino, as more specifically set forth herein;

(e) supervise and purchase all Equipment, Operating Supplies and other goods and services as necessary to operate the Resort Hotel and Casino in accordance with the Project Budget;

(f) negotiate and enter into such reasonable contracts, leases, licenses, arrangements, and concessions agreements for any Resort Hotel and Casino operations, parking, restaurant, bar, or food service operations, retail space, or any other commercial operation in or about the Resort Hotel and Casino as an Operating Expense, as Resort Hotel and Casino Operator deems reasonably necessary or advisable in connection with the operation of the Resort Hotel and Casino in accordance with this Agreement;

(g) perform the obligations of Owner, as landlord, or concessionaire, under leases, licenses, and contracts made or granted with respect to space within the Resort Hotel and Casino;

(h) collect rents and other sums collectible under leases, licenses, or contracts made or granted with respect to space within the Resort Hotel and Casino;

(i) subject to Section 7.2, hire, promote, discharge, supervise, train and, subject to Legal Requirements, determine the terms of employment for the Personnel designated to the Resort Hotel and Casino and determine and implement all personnel policies and practices relating to the Resort Hotel and Casino;

(j) commence, settle, or compromise, in its name or in the name of Owner, (i) any Claim or litigation required to collect charges, rent or other income for the Resort Hotel and Casino, or (ii) any legal action or proceeding (or any related group of actions or proceedings) relating to any subject matter of this Agreement and/or the Project Agreements in an amount not exceeding Five Million Dollars ($5,000,000), it being acknowledged and agreed that Resort Hotel and Casino Operator shall promptly forward notice of any such Claims to the appropriate insurer;

(k) perform all acts in and about the Resort Hotel and Casino, as reasonably necessary to comply with Legal Requirements, Nevada Gaming Laws, and/or Insurance Requirements;

3.1.2 In addition, Resort Hotel and Casino Operator shall provide the Resort Hotel and Casino with such advertising, public relations, and promotional services as are judged by it to be reasonably necessary and appropriate in order to promote the name and facilities of the Resort Hotel and Casino, including, but not limited to, providing assistance in the following areas:

(a) developing and implementing the Resort Hotel and Casino’s individual marketing plan with Owner’s input and consultation, including planning, publicity and internal communications, and organizing and budgeting the Resort Hotel and Casino’s advertising and public relations programs;

(b) selecting and providing guidance as required for the public relations Personnel;

(c) consistent with the provisions of Section 20.26, preparing and disseminating news releases for trade and consumer publications, both national and international; and

(d) selecting an advertising agency, if any.

3.1.3 subject to, and in accordance with, ARTICLE 10 supervise and maintain complete books and records for the Resort Hotel and Casino consistent with the policies for the wholly owned properties of MGM MIRAGE, Nevada Gaming Laws, and GAAP, as applicable;

3.1.4 in conjunction with player development programs, provide Complirnentaries and accept Markers from Gaming customers in accordance with its promotion of Gaming operations at the Resort Hotel and Casino. In the exercise of its reasonable business judgment and in conjunction with player development programs, Resort Hotel and Casino Operator shall obtain from patrons receiving Markers, to the extent permitted, and in accordance with Nevada Gaming Laws, appropriate documentation in accordance with overall Markers policies established for the casino from time to time;

3.1.5 collect all charges, rents, Markers and other amounts due on account of the casino and pursue all remedies available pursuant to Legal Requirements and/or the terms and conditions of relevant contracts, as applicable and necessary, all subject to the standard of care set forth in Section 3.3, from the casino guests, patrons, tenants, subtenants, and other parties providing exclusive services and concessionaires;

3.1.6 to the extent funds are available in the Operating Accounts, transfer funds from the Operating Accounts to an initial house bank sufficient to begin operation and safely cover all initial wagers and payouts and allocate funds from the Operating Accounts for any further Working Capital necessary, in the conduct of the casino, to cover and maintain, under all Nevada Gaming Laws, the funds necessary to operate the casino and the Gaming operations therein for steady play and operation by ordinary and high-roller player categories;

3.1.7 prepare, maintain and provide, as applicable, any and all reports and information necessary to comply with Nevada Gaming Laws, including without limitation such audits as may be required on an annual or more frequent basis, conducted by the Company Accountant, all as may be required by the Nevada Gaming Authorities; and

3.1.8 subject to all Legal Requirements, Resort Hotel and Casino Operator shall, at all times during the Term, be responsible for and conduct Gaming operations in the casino and all activities necessary or incidental thereto, including, without limitation:

(a) Subject to Section 6.1.1, maintain all necessary regulatory authorizations of the Nevada Gaming Authorities;

(b) Permit the continued provision of a sports book at the casino;

(c) Be responsible for all accounting, marketing, advertising, special events, surveillance and maintenance associated with the Gaming Equipment and the Gaming operations;

(d) Provide supervision in implementing and enforcing policies and procedures in accordance with all Legal Requirements to foster responsible Gaming operations at the casino;

(e) Conduct the Gaming operations on a twenty-four (24) hour-a-day, seven (7) day-a-week basis unless otherwise consented to by Owner in Owner’s sole and absolute discretion;

(f) Provide appropriate security for the operation of the casino at all times. All aspects of the casino security shall be the responsibility of the Resort Hotel and Casino Operator;

(g) Ensure that all security and other officers are bonded and insured to the extent that it is consistent with customary practices implemented at the Operator Group Hotels;

(h) Provide appropriate safeguards and security with respect to the chips, tokens, player’s cards and other similar items; and

(i) Consistent with the provisions of Section 3.3 and Section 8.1.5, and subject to the provisions of the Joint Venture Agreement regarding Major Decisions, take such other actions as may be necessary, acting in the best interest of the Resort Hotel and Casino, to carry out the terms and conditions of this Agreement.

3.1.9 Resort Hotel and Casino Operator shall be responsible for the maintenance, repair and (if necessary) replacement of the Surveillance Equipment. All installation, maintenance, repair and replacement of the Surveillance Equipment by Resort Hotel and Casino Operator shall be performed in accordance with the Nevada Gaming Laws. In addition, Resort Hotel and Casino Operator shall be responsible for the operation of the Surveillance Equipment and shall employ, train and supervise adequate numbers of surveillance personnel.

3.1.10 At all times during the Term, the Resort Hotel and Casino shall be promoted as an affiliated “MGM MIRAGE” hotel and as part of the MGM MIRAGE system of hotels, in each case, consistent with its then-current practices as applicable to the Operator Group Hotels. MGM MIRAGE hereby grants Resort Hotel and Casino Operator the right and license to use the Trademark “MGM MIRAGE” during such period for such purpose and otherwise for the development, identification, marketing, management and operation of the Resort Hotel and Casino, the Hotel Assets and the Other Project Component pursuant to this Agreement.

3.1.11 The Resort Hotel and Casino Operator shall be entitled to display MGM MIRAGE’s literature and literature from other MGM MIRAGE brands in the Resort Hotel and Casino during the Term, as the Resort Hotel and Casino Operator may determine in accordance with the group brand strategy for the Operator Group Hotels from time to time during the Term.

3.1.12 The Gaming Equipment is and shall remain Owner’s property at all times during and following the expiration or earlier termination of the Term. In connection with the Gaming operations, Resort Hotel and Casino Operator shall issue, maintain and circulate such chips, tokens, player’s cards and other similar items in accordance with Nevada Gaming Laws.

3.1.13 Resort Hotel and Casino Operator shall, at all times during the Term, employ a sufficient number of Personnel to operate the casino and the Gaming operations in accordance with the Operating Standard, and shall provide up-to-date and regular training for all Personnel, including by way of example, security, dealers, pit managers and monitors for all Gaming operations and Gaming Equipment.

3.1.14 General Manager. Except as otherwise specified in this Agreement, Owner hereby grants General Manager, and General Manager accepts, the sole and exclusive right and authority to act as Owner’s agent for the purpose of supervising the asset management of the Other Project Component and the Hotel Assets (subject to and in accordance with the Management Agreements). General Manager shall seek to ensure that the Other Project Component and the Hotel Assets are properly operated and managed in accordance with this Agreement and the Management Agreements, as applicable, while minimizing the risks associated therewith. Except as otherwise specified in this Agreement, and subject to Sections 3.2 and Section 3.3 hereof, General Manager shall have discretion and control, free from interference, interruption, or disturbance, in all matters relating to the supervision of the operation, asset management and development of the Other Project Component and the Hotel Assets. Owner’s grant of authority to the General Manager pursuant to this Section 3.1.14 with regard to the Hotel Assets and the Other Project Component shall specifically include the exclusive power and authority, subject to and consistent with the provisions of this Agreement, the Joint Venture Agreement and the applicable Project Budget (including any limitations on General Manager’s authority and duty as set forth herein), to take any of the actions set forth below. In addition, the General Manager shall comply with its specific duties, responsibilities and obligations and the applicable provisions of this Agreement.

(a) General Duties. General Manager’s duties under this Agreement (working in conjunction with the Property Operators and subject in all events to the rights of the Property Operators under the Management Agreements) generally are to provide customary asset management services for the Hotel Assets and the Other Project Component including, without limitation, the following:

(i) administer, on behalf of Owner, the Management Agreements and enforce the rights of Owner under such Agreements;

(ii) analyze and provide guidance to Owner for approval (or disapproval) of the operating budget and capital budget for each Hotel Asset for each Operating Year during the Term;

(iii) receive and analyze monthly performance, market segmentation, distribution reports, and such other information and reporting as may be provided by the Property Operators, and providing a summary thereof to Owner;

(iv) undertake monthly and/or quarterly operating financial analysis with a view to identifying variances to the approved operating and capital budgets for each Hotel Asset, opportunities for revenue enhancement, and expense contraction, and analyze the forecasts, booking pace reports, balance sheets and cash retention/disbursement activity;

(v) maintain regular contact and communication with each Property Operator including, without limitation, receipt of daily performance reports, and scheduled visits to each Hotel Asset;

(vi) attend meetings for the purposes of performance review, budget review, and discussions with each of the Property Operators, and confirming the compliance of each Property Operator with the terms of its Management Agreement, and reporting on all such items to Owner;

(vii) review and analyze management proposals for capital expenditures, advertising, published and contract rate agreements, staffing, marketing activities and other such issues relating to the Hotel Assets, and provide Owner with guidance, advice and direction on approval rights relative to such property issues;

(viii) evaluate qualifications of the “key employees” (as such similar terms are defined in each of the Management Agreements) and recommend the approval or disapproval of proposed candidates;

(ix) identify, analyze and direct revenue or profit enhancement projects that have the potential to add value to the Hotel Assets and/or have a positive return on Owner’s investment in the Hotel Assets;

(x) oversee property renovation to the Hotel Assets and/or Other Project Component;

(xi) maintain accurate records reflecting the status of taxes, assessments and other similar items that are or may become liens on the Hotel Assets or Other Project Component, and the status of any insurance premiums, real estate taxes, debt service and other expenses payable in respect thereof;

(xii) assist Owner in reviewing files, conducting physical inspections of the Hotel Assets or Other Project Component, reviewing and assessing any liens on or other encumbrances to the title of either of the Hotel Assets or Other Project Component, and securing environmental reports, and making recommendations to Owner regarding potential claims with respect to the Hotel Assets pursuant to any agreement with respect thereto;

(xiii) if a Hotel Asset or Other Project Component is to be sold, cooperate with Owner in providing information, other than Proprietary Information, reasonably requested by Owner in connection with such transaction, and assist Owner in the closing of the transaction between Owner and the purchaser;

(xiv) supervise the Property Operators and any building contractors working on Improvements or other repairs or renovations of existing Improvements relating to the Hotel Assets or Other Project Component;

(xv) conflffi1 that all insurance required to be obtained under each Management Agreement is secured by Owner or by the relevant Property Operator (on Owner’s behalf);

(xvi) perform such other duties as may be necessary to fulfill the objectives of monitoring the performance of each Hotel Asset or Other Project Component and inform Owner of the status of the Hotel Asset operations;

(xvii) promptly notify Owner with respect to all events of which General Manager is aware that have taken place on or with respect to either of the Hotel Assets or the Other Project Component that could have or are reasonably expected to have a material adverse effect upon the Hotel Assets or the Other Project Component collectively or individually; and

(xviii) consistent with the provisions of Section 3.3 and Section 8.1.5, and subject to the provisions of the Joint Venture Agreement regarding Major Decisions, take such other action in connection with the management of the Hotel Assets and the Other Project Component as may be necessary, all of which shall be undertaken using the standard of care set forth in Section 3.3, to carry out the terms and conditions of this Agreement.

(b) Obligations With Respect to Parking. Managers, or an Affiliate thereof, shall operate all parking operations for the CityCenter Project (including, but not limited to, all valet parking, self-parking and other parking carried out in parking garages, facilities or otherwise), except where any third-party operator and/or condominium association for any of the Mandarin Component, the Harmon Component or the Veer Component, as the case may be, has been granted the right by Owner to enter into a separate contract for the provision of such services. If such condominium associations desire to engage MGM MIRAGE or any of its Affiliates to perform parking operations, then MGM MIRAGE first shall offer, or shall cause its Affiliate receiving such offer to offer, such parking operations business opportunity to Owner or one of its Affiliates prior to acceptance by MGM MIRAGE or one of its Affiliates.

(c) Cooperation. General Manager agrees to fully cooperate with Owner in connection with all aspects of the Management Agreements, including, without limitation, taking any action necessary for Owner to comply with (and refraining from taking any action or failing to take action which would cause Owner to breach) the terms and conditions of the Management Agreements. General Manager shall cooperate with and assist the Property Operators in the performance of the Property Operators’ duties and obligations in connection with the operation and management of the Mandarin Component and Harmon Component, as applicable, provided that General Manager shall not interfere with the Property Operators’ respective management and operation of such Hotel Assets in breach of any of the Management Agreements.

(d) Approvals. In connection with financial reporting as required by the Management Agreements, General Manager shall summarize any consent or approval granted or denied to a Property Operator on behalf of Owner pursuant to each Management Agreement during the immediately preceding reporting period.

3.2 Limitations on Authority. Notwithstanding any authority granted to the Managers pursuant to any other provision of this Agreement (including any Exhibits to this Agreement), the Managers shall not, without the prior written consent of Owner, take any action that would otherwise (i) conflict with Section 8.1.5 hereof; or (ii) constitute a Major Decision under the Joint Venture Agreement.

3.3 Standard of Care. Each Manager shall, in fulfilling its duties and obligations under this Agreement, act in a manner consistent with an appropriate standard of care, efficiency, quality and diligence typically exercised by first-class companies performing similar types of services for projects of a quality comparable to the CityCenter Project and consistent with the fiduciary relationship of trust and confidence between Owner and Manager, which evidences such Manager’s good faith and fair dealing and the application of its reasonable business judgment in the best interest of the Resort Hotel and Casino, the Hotel Assets and the Other Project Component, as applicable. Furthermore, the Managers acknowledge that the General Manager is, as of the Effective Date, the Managing Member of Owner, and, as such, the Managers shall, in fulfilling their respective obligations hereunder (including, but not limited to, any decisions regarding whether or not the Resort Hotel and Casino will participate in specialized initiatives, including, but not limited to, Purchasing Programs), act at all times in a manner that is consistent with the fiduciary duty owed by the General Manager, as the Managing Member, to Owner and consistent with the fiduciary relationship of trust and good faith and confidence between Owner and each Manager. The Managers acknowledge and affirm to Owner, and each of its Members, respectively, that the actions, duties and obligations contemplated herein to be performed and/or undertaken by the Managers are not in any way intended, nor will such actions, duties and obligations supplant any duty or obligation to be performed by the MGM Member in its capacity as Managing Member pursuant to the terms of the Joint Venture Agreement. The General Manager acknowledges that all actions taken by it pursuant to this Agreement, whether on its own behalf or through its Affiliates and subsidiaries (including, without limitation, each Manager), are and shall be deemed actions taken by the MGM Member for and on behalf of Owner as if taken by the MGM Member as the Managing Member under the Joint Venture Agreement (and the MGM Member shall be responsible and liable for all such actions or omissions as if taken by the MGM Member itself); provided, however, that any action or omission of a Manager made under this Agreement shall not constitute a breach of the Joint Venture Agreement by the MGM Member unless such action or omission, if made by the MGM Member, would constitute a breach under the Joint Venture Agreement. During the Term, neither the Resort Hotel and Casino Operator nor the General Manager shall manage or operate any business unrelated to the Resort Hotel and Casino or the other Components of the CityCenter Project. Owner acknowledges, however, that Affiliates of MGM MIRAGE (excluding General Manager and Resort Hotel and Casino Operator and its subsidiaries) do and will engage in operations, ownership, or other activities or businesses that compete with the operations and business of the Resort Hotel and Casino and/or the other Components of the CityCenter Project, and such actions and conduct are expressly permitted.

3.4 Obligations of MGM MIRAGE. MGM MIRAGE shall cause each Manager to perform all of such Manager’s obligations and duties pursuant to the terms and conditions of this Agreement.

3.5 Management of Expansions and Third Party Components. The Managers shall have the right to manage and operate, on no less favorable terms as provided under this Agreement: (i) any newly built or acquired facilities by Owner at the CityCenter Project; and (ii) any Components of the CityCenter Project managed and operated by a third party manager, if and when such third party manager is terminated or the applicable Management Agreement therefor expires and is not renewed. Such management arrangements shall be on terms and conditions consistent with the provisions of this Agreement or such other terms and conditions as the Parties may agree.

3.6 Central Plant. From and after the Resort Hotel and Casino Opening Date, General Manager shall assume the operation and maintenance of the Central Plant in accordance with the central plant agreement for the CityCenter Project and the Excess Capacity Agreement.

3.7 Player’s Club. Manager agrees to cause the Resort Hotel and Casino to participate in the so-called “Player’s Club” (the current composition of which is summarized on Exhibit B attached hereto and may be modified from time to time in a manner consistent with the standard of care set forth in Section 3.3).

ARTICLE 4

PRE-OPENING ACTIVITIES

4.1 Pre-Opening Services. Owner acknowledges and agrees that various pre-opening activities for the Resort Hotel and Casino Operator have commenced as of the Effective Date and are continuing, and will continue to ensure that the Resort Hotel and Casino is ready to accept guests by the Resort Hotel and Casino Opening Date. These pre-opening services are being performed pursuant to and in accordance with the pre-opening budget established as part of the construction budget approved in connection with the execution of the Joint Venture Agreement, or, if not previously provided, shall comprise a portion of the Annual Budget (as defined in the Joint Venture Agreement) to be prepared and approved as required by the Joint Venture Agreement (the “Pre-Opening Budget”). These services (collectively, the “Pre-Opening Services”) include, without limitation:

4.1.1 subject to Section 7.2, hiring and training of all Personnel;

4.1.2 pre-marketing and marketing programs, including pre-opening promotion and opening celebrations, and the preparation of a pre-opening marketing plan which shall include, without limitation: (a) a promotional plan for the sale of hotel guest rooms and food and beverage services, (b) public relations and communications activities, (c) implementation of a sales, marketing, advertising and reservations program, and (d) representation of the Resort Hotel and Casino by regional sales and corporate marketing personnel of the Managers and their Affiliates to position the Resort Hotel and Casino in accordance with the Operating Standards;

4.1.3 administering and coordinating with Owner applications for or transfers of licenses, permits, approvals, and/or other instruments necessary for the management and operation of the Resort Hotel and Casino and Other Project Component as contemplated by this Agreement;

4.1.4 causing the purchase of initial Operating Supplies and Operating Equipment to the extent not purchased and installed by Owner during the development of the Resort Hotel and Casino and the Other Project Component as set forth in the approved Pre-Opening Budget;

4.1.5 preparing necessary budgets, including without limitation, the Pre-Opening Budget;

4.1.6 identifying tenants for retail outlets and lobby space in the Resort Hotel and Casino;

4.1.7 negotiating concession contracts and/or leases for retail outlets and lobby space in the Resort Hotel and Casino;

4.1.8 coordinating the testing of operations of the Resort Hotel and Casino and Other Project Component, including incorporating any other technology systems required to operate the hotel or provide the Centralized Services;

4.1.9 providing a task force of experts and Personnel to supervise and assist with certain pre-opening and opening operations;

4.1.10 subject to any conditions required by the Joint Venture Agreement, determining the corresponding Resort Hotel and Casino Opening Date; and

4.1.11 rendering such other services incidental to the preparation and organization of the Resort Hotel and Casino’s management and operation as may be required.

4.2 Costs and Expenses. The costs and expenses relating to the activities described in Section 4.1 above for the initial opening of the Resort Hotel and Casino and the Other Project Components for the CityCenter Project (collectively, the “Pre-Opening Expenses”) may include, without limitation but subject to Section 4.3 hereof, each of the following items as they directly relate and are directly incurred for each such Component as a Pre-Opening Expense: (i) Compensation; (ii) interim office space costs, if any, for non-corporate-related services; provided, however, that no rent shall be charged or reimbursed with respect to the sales office, Perini field office, or the project office (such expenses may continue to be incurred as a Reimbursable Expense after the Resort Hotel and Casino Opening Date); (iii) legal, accounting, and other professional fees; (iv) telecommunications expenses; (v) staff hiring and training costs; (vi) opening celebration costs; (vii) utilities, including, without limitation, heat, air conditioning, light, power, water, and any sewage treatment and disposal costs; provided, however, with respect to the sales office, Perini field office and the project office, such expenses may continue to be incurred as a Reimbursable Expense after the Resort Hotel and Casino Opening Date; (viii) advertising and promotion expenses; (ix) real property taxes; and (x) consistent with the provisions of Section 5.3, the reasonable travel, living, and other out-of-pocket expenses of Personnel from the corporate and regional offices of a Manager and its Affiliates. The Pre-Opening Budget shall not include any allocations for the Harmon Component or the Mandarin Component

4.3 Pre-Opening Budget. Manager has prepared and submitted to Owner the Pre-Opening Budget, which has been approved pursuant to the Joint Venture Agreement; provided, however, it is understood and agreed that changes in development plans, business plans, market conditions, general economic conditions and other unforeseen circumstances may make adherence to the Pre-Opening Budget impractical or impossible, and such Manager shall be entitled to depart from the Pre-Opening Budget and incur Pre-Opening Expenses in excess of the Pre-Opening Budget without DW Member’s approval to the extent any such departure does not constitute a Major Decision. Such Manager shall notify Owner promptly of any substantial change to the Pre-Opening Budget and shall provide all information in relation to such changes as Owner may reasonably request Furthermore, if the Resort Hotel and Casino Opening Date is delayed from the originally projected dates (other than a delay caused by Manager), the Pre-Opening Budget shall be revised to reflect any increases in Pre-Opening Expenses caused by such delay after consultation with and approval by Owner in accordance with the Joint Venture Agreement (or by DW Member, as may be required by the Joint Venture Agreement). Increased Pre-Opening Expenses may include, as applicable, all out-of-pocket cancellation penalties if Manager cancels reservations made for guestrooms, meeting rooms, and other areas as a result of such delay; provided, however, that in the event that such delay is caused by a breach of the Development Management Agreement by the Development Manager, such increase in Pre-Opening Expenses resulting from such out-of-pocket cancellation penalties shall be deemed an Operating Expense in calculating EBITDAM and the corresponding Incentive Management Fee for the first Operating Year.

4.4 Funding of Pre-Opening Expenses. Other than as set forth in Section 4.3, Pre-Opening Expenses incurred in accordance with this ARTICLE 4 shall be borne solely by Owner as a capital expense and shall not be classified as an Operating Expense. To facilitate the funding of Pre-Opening Expenses, Owner shall maintain a bank account or, at its option, line of credit with an insured bank designated by Owner and approved by the Managers. Owner shall ensure that the bank account or line of credit may be drawn upon for Pre-Opening Expenses by the Managers acting alone and shall ensure that, subject to Section 4.3 hereof, sufficient funds or line of credit are available to pay for the Pre-Opening Expenses, including reimbursement to Managers for any Pre-Opening

Expenses paid by the Managers. The terms of the bank account or line of credit and any amendments thereto will be in form and substance approved by Owner and Managers, and will expressly provide that, during the period in which Pre-Opening Services are being provided, no instruction by Owner terminating, diminishing or otherwise materially and adversely affecting the Managers’ right to draw funds will be effective without the Managers’ prior written approval. Subject to Section 4.3 hereof, the Managers will be entitled at any time or from time to time to draw cash from the bank account or under the line of credit in any amount required to pay the Pre-Opening Expenses in accordance with this Agreement. In addition, Pre-Opening Expenses incurred or paid by the Managers shall be promptly reimbursed to the Managers from such account or line of credit, and the Managers shall provide a statement of account to Owner for such Pre-Opening Expenses reimbursed to a Manager. If following the Resort Hotel and Casino Opening Date, there are outstanding Pre-Opening Expenses which have not been paid, the Managers shall be entitled to withdraw such amounts (plus interest thereon if such Pre-Opening Expenses were paid by a Manager) from the Operating Account.

4.5 Monthly Statements. Each Manager shall submit to Owner a monthly statement during the period of the Pre-Opening Services until the Resort Hotel and Casino Opening Date, which report shall include a statement of all Pre-Opening Expenses incurred by a Manager during the prior calendar month. Each Manager shall provide a final accounting and statement to Owner for the Pre-Opening Expenses incurred for the respective Component and any other outstanding amounts that are owed to such Manager and its Affiliates within one hundred twenty (120) days after the Resort Hotel and Casino Opening Date.

ARTICLE 5

PAYMENT OF FEES

5.1 Operating Fee. For each Operating Year, the Resort Hotel and Casino Operator shall be paid, in respect of its management services provided to the CityCenter Project, a total annual fee (the “Operating Fee”) in the form of (i) a base fee in an amount equal to two percent (2.0%) of the Gross Revenue derived from the Resort Hotel and Casino (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Management Fee”) in an amount equal to five percent (5.0%) of the EBITDAM of the Resort Hotel and Casino. In the event that the Vdara Component shall have negative EBITDAM during any Operating Year, then such calculated negative amounts shall be deducted from the calculation of EBITDAM for the Resort Hotel and Casino in calculating the Incentive Management Fee for the Resort Hotel and Casino.

5.2 Time and Manner of Payment. The Operating Fee shall commence to accrue upon the Resort Hotel and Casino Opening Date. The Base Management Fee shall be payable in monthly installments calculated on the Gross Revenue derived from the Resort Hotel and Casino for such prior Accounting Month. The Incentive Management Fee shall be payable in quarterly installment payments derived from the Resort Hotel and Casino EBITDAM calculation for the relevant Quarterly Period. The Base Management Fee and the Incentive Management Fee due and owing to the Resort Hotel and Casino Operator shall be paid by the Resort Hotel and Casino Operator by withdrawing the same from the respective Operating Accounts for the Resort Hotel and Casino at any time following delivery to Owner of the Monthly Statements for the relevant Accounting Month and the Quarterly Statements for the relevant Quarterly Period.

5.3 Payment of Expenses. Subject to the terms of this Agreement, including without limitation, ARTICLE 11, in addition to the Base Management Fee and Incentive Management Fee, each Manager shall be entitled to pay from the appropriate Operating Account or reimburse itself all actual and reasonable Operating Expenses directly incurred by such Manager in the operation of its respective Component, including, without limitation, all actual costs and expenses incurred in maintaining on-site structures and offices used in, and all Compensation in connection with, the management and operation of the Component (the “Reimbursable Expenses”); provided, however, in no event shall the Reimbursable Expenses be subject to any mark-up or profit. Notwithstanding the foregoing, and other than with respect to Reimbursable Expenses payable to Manager pursuant to the first sentence of this Section 5.3, the Parties acknowledge and agree that Reimbursable Expenses shall not include, and neither the CityCenter Project nor Owner shall be allocated, and neither MGM MIRAGE nor any Affiliate thereof shall be paid or reimbursed by Owner or the General Manager or Resort Hotel and Casino Operator for, (x) any corporate overhead, administrative costs or other corporate allocations of any kind incurred by MGM MIRAGE or any Affiliate thereof, (y) any rent, utilities or other similar overhead of any kind incurred by MGM MIRAGE or any Affiliate thereof, or (z) any personnel costs of any kind incurred by MGM MIRAGE or any Affiliate thereof, or other similar amounts incurred by MGM MIRAGE or its Affiliates thereof including, but not limited to, any costs or expense incurred by MGM MIRAGE or any Affiliate thereof (i) in the operation of MGM MIRAGE or any Affiliate thereof, (ii) in the maintenance of the corporate offices of MGM MIRAGE at the Bellagio Hotel & Casino or otherwise, or (iii) in the provision of the Centralized Services by MGM MIRAGE or any Affiliate thereof (except for any such services otherwise provided by third parties or under the Development Management Agreement).

5.4 Quarterly and Annual Reconciliations. If, during any Operating Year, the amount of the installments of the Operating Fee paid to the Resort Hotel and Casino Operator shall be less than or more than the actual Operating Fee payable during (x) any Quarterly Period of such Operating Year, or (y) at the close of such Operating Year based upon the final determination of Gross Revenue and EBITDAM for such year as set forth in the Annual Statements, then, within fifteen (15) days after the delivery of each such Quarterly Statements or Annual Statements to Owner, the Resort Hotel and Casino Operator shall withdraw from the appropriate Operating Accounts for the Resort Hotel and Casino the net amount of any such underpayment or, if overpaid, pay into their respective Operating Accounts established for the Resort Hotel and Casino, the net amount of the overpayment.

5.5 Interest. Any and all amounts that may become due and owing to either Party under this Agreement that are not paid, with respect to Reimbursable Expenses, when due, or, with respect to other payables, within ten (10) days of the respective due dates shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by each Manager for each Component, at an annual rate of interest equal to the lesser of (i) the weighted average of the annual interest rates for all outstanding indebtedness of MGM MIRAGE under its indentures and credit agreements plus two hundred (200) basis points and (ii) the highest rate permitted by Legal Requirements; provided, however, the foregoing shall not apply if the delinquency shall have occurred solely due to the fault of the Party that is to receive such payment; provided, further, that no interest shall be payable on amounts owed by Owner to any of the Managers to the extent such Managers are authorized to directly pay such amounts to themselves under this Agreement (unless there are insufficient funds in the applicable Operating Account(s) therefor and Owner has failed to provide adequate funds following a request by a Manager in accordance with Section 9.8).

ARTICLE 6

OWNER’S OBLIGATIONS

6.1 General Obligations. During the Term, Owner shall have the obligations set forth below:

6.1.1 Licenses and Permits. Owner, with the cooperation of Manager, shall obtain and maintain all governmental permissions, licenses and permits required to be held in Owner’s name (or at the request of Owner, the name of an individual on its behalf or a combination thereof) that are necessary to enable each Manager to operate its respective Component in accordance with the terms of this Agreement, and each Party shall cooperate diligently with the efforts of the other to obtain and maintain such permits and licenses. Such licenses and permits shall, to the extent applicable, include, but not be limited to, business licenses, Gaming licenses, event and entertainment operation licenses, and alcoholic beverage licenses permitting the Component to sell and serve alcohol to guests.

6.1.2 Operating Funds and Capital Funds. The performance by each Manager of its responsibilities under this Agreement is conditioned upon Owner providing sufficient funds to such Manager on a timely basis to enable such Manager to perform its obligations hereunder. Owner shall provide all funds necessary to (a) enable such Manager to manage and operate the respective Component in accordance with the terms of this Agreement and the applicable Project Budget, (b) maintain each of the Components in accordance with their respective Operating Standards, and (c) comply with all Legal Requirements. Owner and each Manager shall cooperate fully with each other in establishing appropriate procedures and timetables for Owner to undertake capital replacement and/or improvement projects, all of which shall be managed by the respective Manager at no additional fee to Owner. If the respective Operating Accounts for the respective Component are insufficient to fund the Managers for the Reimbursable Expenses or the Operating Fees due and owing to such Managers, Owner shall be obligated to fund the Operating Accounts to pay such Reimbursable Expenses and the Operating Fees within fifteen (15) days following Owner’s receipt of a written notice from the applicable Manager requesting such funds, subject, however, to the agreed limitation of liability set forth in Section 20.24 with respect to each Component. In no event shall any Manager be required or obligated to advance any of its funds to, or for the operation of any, Component nor shall any Manager be required to incur any liability in connection therewith, unless Owner shall have furnished such Manager with funds necessary for the discharge thereof.

6.1.3 Payments to Manager. Owner shall pay to each Manager all amounts due to such Manager under this Agreement in the manner and at the times described in this Agreement.

6.1.4 Environmental Matters. Manager shall use commercially reasonable efforts to operate and maintain the Resort Hotel and Casino in compliance with all Environmental Laws. However, if any Hazardous Material is discovered at any time on any portion of any Component in violation of or as would reasonably be expected to result in liability under any Environmental Law, or if any Environmental Law is violated at any time, Owner at its expense shall promptly remove, remediate or abate such Hazardous Material (and all contaminated soil and containers), take all other necessary steps to remedy the problem in accordance with all Environmental Laws and comply with all Environmental Laws. Owner, with respect to any Hazardous Materials or the violation of any Environmental Law occurring on or after the Effective Date, shall also indemnify, defend and hold harmless the Managers, as the case may be, in accordance with the provisions of Section 18.2.

6.1.5 DW Representative. DW Member shall have the right to appoint a representative for the CityCenter Project (the “DW Representative”), the identity of whom shall be subject to the reasonable approval of General Manager (not to be unreasonably withheld, conditioned or delayed). The DW Representative shall have the right to communicate with the Managers on a daily basis, shall receive a copy of all written notices and reports as and when provided to Owner, to General Manager and to executive officers of MGM MIRAGE, may attend monthly, quarterly and other material meetings with Resort Hotel and Casino Operator and General Manager relating to the operation of the Resort Hotel and Casino or any material part thereof, and shall have such other rights as customarily afforded asset managers of institutional real estate. DW Member may replace (subject to the reasonable approval of General Manager) or dismiss the DW Representative at any time by giving written notice of such replacement or dismissal to the Managers and Owner specifying a replacement DW Representative. The DW Representative shall be restricted, to the same extent that DW Member or Owner would be restricted, from disclosing any information pertaining to the CityCenter Project (or any Component thereof) or MGM MIRAGE or its Affiliates, and DW Member shall cause the DW Representative to abide by such restriction. In addition, DW Member shall use good faith efforts to request that the DW Representative take no action that may materially interfere with, or interrupt, the operation or management of any of the Components by the Managers. The General Manager shall provide an office space to the DW Representative located at the project offices and suitable to ease of administration and function in the exercise of the DW Representative’s duties. Notwithstanding anything to the contrary contained in this Section 6.1.5, the presence and actions of the DW Representative shall in all events be subject to and in accordance with Nevada Gaming Laws, and DW Member shall use reasonable efforts to ensure such compliance.

6.1.6 Contesting Legal Requirements. Owner shall have the right to contest the validity and enforcement of any Legal Requirement (with the exclusion of business licenses, Gaming licenses, event and entertainment operation licenses, and alcoholic beverage licenses permitting the Resort Hotel and Casino to sell and serve alcohol to guests, or other privileged licenses and permits of Owner, MGM MIRAGE or their respective Affiliates) concerning the Resort Hotel and Casino, provided that (i) Owner believes, based on a good faith determination of counsel reflected in written advice from counsel (a copy of which is provided to Manager), that Owner need not comply with such Legal Requirement (or that such Legal Requirement is not applicable to the Resort Hotel and Casino), (ii) Owner agrees in writing to indemnify, defend and hold harmless Manager with respect to all costs, expenses, fines, damages or liability (including reasonable attorney’s fees) that Manager may suffer as a result of Owner’s failure or refusal to comply with such Legal Requirement, (iii) Owner’s failure or refusal to comply with such Legal Requirement will not expose Manager to criminal liability or materially impair Manager’s ability to carry out its business, whether at the Resort Hotel and Casino or elsewhere, and (iv) if compliance with such Legal Requirement has not been required by judicial or administrative order or a specific directive from a governmental authority, then Owner shall not be required to comply with such Legal Requirement for such time as Owner is diligently and continuously pursuing a good faith contest of such Legal Requirement.

6.1.7 Release of Obligation. At any time, a Manager may, if it reasonably deems it to be necessary or appropriate, request written instructions from Owner within a reasonable period prior to the necessity for taking action with respect to any matter contemplated by this Agreement where the approval of Owner is required, or in those instances where General Manager or Manager is cognizant of the fact that the approval of the Members of the Joint Venture is required under the Joint Venture Agreement, then the General Manager or Manager, as required, may defer action thereon pending receipt of such written instructions. Owner shall promptly respond to any such request for written instructions. Actions taken by a Manager, its officers, employees and/or representatives in accordance with the written instructions of Owner, or failures to act by such persons pending the receipt of such written instructions, shall be deemed to be proper conduct within the scope of such Manager’s authority under this Agreement

ARTICLE 7

PERSONNEL

7.1 Hiring of the CityCenter Project Manager. General Manager, each Manager and Resort Hotel and Casino Operator shall consult with Owner in advance of the hiring (or re-hiring) of the CityCenter Project Manager and the President of the Resort Hotel and Casino, respectively, and the hiring of the CityCenter Project Manager and the President of the Resort Hotel and Casino, respectively, shall be subject to Owner’s approval or disapproval. For the avoidance of doubt and notwithstanding the current titles of such individuals, the intent of this provision is to vest in Owner the ability to approve or disapprove of those individuals serving, now or at any time in the future, in the capacity as a Chairman or Chief Executive Officer of each of the CityCenter Project and the Resort Hotel and Casino with executive control and decision authority. Accordingly, prior to appointing any CityCenter Project Manager or any President of the Resort Hotel and Casino, General Manager or the Resort Hotel and Casino Operator, as applicable, shall provide Owner with a written summary of the candidate’s professional experience and qualifications, and offer Owner the opportunity to interview such candidate at a mutually acceptable location. Owner shall not unreasonably withhold or delay its approval of any such candidate. The foregoing notwithstanding, as of the Effective Date, Owner has approved Messrs. Robert H. Baldwin and William P. McBeath as the CityCenter Project Manager and the President of the Resort Hotel and Casino, respectively. The CityCenter Project Manager shall be an employee of the General Manager (or, at General Manager’s election, an Affiliate of the General Manager). In addition to the approval with respect to the Chairman and Chief Executive Officer functions, Owner shall be permitted the opportunity to review the credentials and selections made with respect to the executive teams of such individuals at such time as a successor to Robert H. Baldwin or William P. McBeath is designated.

7.2 Hiring of Personnel. The Managers shall provide all Personnel, and shall have full control and authority over such Personnel. Each Manager shall use reasonable procedures and standards in the selection of each person employed at a Component or to whom the foregoing duties or any of them shall be delegated. All Personnel (including, but not limited to, the CityCenter Project Manager) shall be employees of a Manager. Each Manager shall abide by all Legal Requirements applicable to Personnel and shall use reasonable efforts to cause the Personnel to abide by all Legal Requirements. Subject to the terms and conditions of this Agreement and the respective Project Budget, each Manager shall have the exclusive right to: (i) establish and modify from time to time any and all Compensation, including all plans related thereto; and (ii) determine all matters with regard to such Personnel and laborers, including, without limitation, replacement of such Personnel and laborers. For the avoidance of doubt, Owner shall not have the right to, under any circumstances, direct or otherwise exert any authority or control over any Personnel or, other than as set forth in Section 7.1, approve the hiring or dismissal of any Personnel, and all decisions relating to the employment of such Personnel, including (without limitation) the transfer and dismissal of such Personnel, shall be made by the Manager.

7.3 Compensation of Personnel. The Compensation of Personnel shall be an Operating Expense of the corresponding Component, shall be the responsibility of Owner, and may be paid for by a Manager from the Operating Accounts for the Component. Subject to the terms of this Agreement, if the Operating Accounts are insufficient to reimburse such Compensation, Owner shall be obligated to fund the aggregate Compensation with respect to each payroll period. The Compensation shall not include any form of corporate or other overhead or general and administrative allocation on behalf of any Personnel. During any Operating Year, pursuant to this Agreement and in connection with all Project Agreements, it being understood that this limitation applies to the entire CityCenter Project, Manager shall not have the right to designate (i) more than fifty (50) individuals as Other Personnel; or (ii) more than Twenty Million Dollars ($20,000,000) in base salary for Other Personnel in any Operating Year, in each case without obtaining Owner’s prior written approval. The Other Personnel shall be held to the same standard of responsibility and duty of care with respect to the Operating Standard as all Personnel. The Managers under this Agreement, and the “Operator” under the Vdara Condo-Hotel Management Agreement and the “Managers” under the Crystals Retail Management Agreement, shall further ensure that designation of Other

Personnel shall not cause any undue delay in the performance of such Other Personnel’s performance of their duties, or increased cost or expense or other prejudice to the operation of the Resort Hotel and Casino. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that Compensation paid to the CityCenter Project Manager, (other than Compensation paid to Robert H. Baldwin, which Compensation shall not be allocated to Owner) shall be an Operating Expense of the Components as allocated on an equitable basis. For the avoidance of doubt, the aforementioned concept in this Section 7.3 shall be cumulative across the Project Agreements.

7.4 Personnel Information. To the extent not otherwise prohibited by Legal Requirements, upon request of Owner from time to time, each Manager shall make available for inspection by Owner, (i) copies of all employee policies and procedures, including, without limitation, copies of employee manuals and handbooks in effect at each Component; and (ii) employee job classifications for each Component, number of employees in each job classification, job descriptions (if applicable), pay scales and benefits provided to each job classification.

7.5 Unions. Resort Hotel and Casino Operator or its Affiliate shall have the authority to negotiate with any labor unions which are certified as or otherwise recognized as exclusive bargaining representatives of the Personnel; provided, however, each Manager acknowledges and agrees that, in addition to whatever additional rights that DW Member may have under the Joint Venture Agreement, Resort Hotel and Casino Operator shall (i) keep DW Member reasonably informed of all material discussions and negotiations with labor unions and their representatives, (ii) promptly deliver copies of all drafts of agreements and other material written communications therewith, (iii) from time to time meet with DW Member during such negotiations and discussions and in good faith take into account DW Member’s issues and concerns with respect thereto, and (iv) provide DW Member copies of all agreements as early as possible prior to their execution if it is possible to do so without jeopardizing the objective of the negotiations. In addition to the foregoing, the Resort Hotel and Casino Operator shall use and be subject to the standard of care set forth in Section 3.3 in its negotiation and execution of all agreements with all labor unions and other collective bargaining agreements (which standard of care shall include, but shall not be limited to, negotiating and executing agreements for the CityCenter Project that treat employees of Managers in a manner generally consistent with the treatment of employees of other similarly sized and class Operator Group Hotels in Las Vegas, Nevada). Finally, Resort Hotel and Casino Operator shall notify Owner promptly of any material defaults under collective bargaining agreements, proceedings involving material union disputes and other similar proceedings and otherwise provide DW Member the same level of information and protection provided to DW Member in the negotiation of new agreements as provided in the proviso of the first sentence of this Section 7.5

ARTICLE 8

PROJECT BUDGET

8.1 Submission and Approval of Project Budget.

8.1.1 Preparation of Proposed Project Budget. Prior to the beginning of each Operating Year, each Manager shall submit the Project Budget for its respective Component (other than with respect to any Component, including the Hotel Assets, for which a third party manager is obligated to provide a budget with respect to such Component) to Owner for its review and written approval (subject to DW Member’s rights pursuant to the Joint Venture Agreement). Each Manager shall act reasonably and exercise prudent business judgment in preparing each proposed Project Budget. Each proposed Project Budget shall include sufficient details, with respect to an estimate of costs and expenses, revenue and profit, and a marketing budget, as may be requested or required by the Board of Directors pursuant to the Joint Venture Agreement. In addition to the foregoing, each Project Budget shall provide a forecast of capital expenditures anticipated for the respective Component during the one year subsequent to the subject Operating Year for informational purposes only, so that Owner can reasonably anticipate the subsequent year’s potential expenditure, but Managers shall be bound to their respective Project Budget for any given Operating Year only.

8.1.2 Approval by Owner. Subject to and consistent with the protocols for the timing, review and completion of the Project Budget as mandated by the Joint Venture Agreement, Owner shall have the right to review and approve or disapprove of the proposed Project Budget and shall advise each Manager in writing of any objections to the respective Project Budget as required by and consistent with the Joint Venture Agreement.

8.1.3 Resolution or Owner Objections Regarding Budget. At any time prior to the day which is sixty (60) days prior to the beginning of each Operating Year, if Owner and Manager have not resolved any objections to the applicable Project Budget as set forth in Section 8.1.2, then any such dispute shall be governed by, and resolved in accordance with, the Joint Venture Agreement.

8.1.4 Interim Period. If the Project Budget for a Component has not been entirely approved by the beginning of the Operating Year to which it pertains, then pending such approval, the following items shall be addressed as follows:

(a) insurance, taxes, common charges, utilities, debt service, labor expenses and required capital expenditures (necessary to comply with any Legal Requirements or existing contractual obligations) shall each be adjusted to actual amounts,

(b) all capital and non-recurring items (other than the aforesaid required expenditures) for the current calendar year in such Project Budget shall remain the same as in the expiring Project Budget, and

(c) all other expense line items shall be adjusted by an amount equal to the CPI Annual Percentage Increase (as hereinafter defined) as of the date of the expiring Project Budget. The line items in the Project Budget have been approved by Owner shall replace the applicable line items in the prior Project Budget. The “CPI Annual Percentage Increase” computed as of a particular calendar month shall be equal to the percentage difference between the CPI for such calendar month and the CPI for the calendar month which is twelve (12) months prior to such calendar month. With respect to the Project Budget, such Manager shall operate the respective Component in accordance with the items or portions of the Project Budget which have not been objected to by Owner and, with respect to the items or portions of the operation budget which have been objected to by Owner, a Manager shall operate the respective Component in accordance with the previous Operating Year’s Project Budget, with suitable adjustments of rates and expenses as dictated by increases in the CPI and other expenses outside the control of such Manager (e.g. utilities, taxes and insurance) adjusted to actual amounts.

8.1.5 Compliance with Project Budget. Each Manager shall use all reasonable efforts to act in accordance with the Project Budget (as modified by any subsequent changes agreed between Owner and the Manager) for the corresponding Operating Year. However, it is understood that each Project Budget is an estimate only and that inflation, currency fluctuation, general market conditions, changes in business plans and strategies and unforeseen circumstances may make adherence to the Project Budget impracticable, and each Manager shall be entitled to depart from it due to any such circumstances. Each Manager shall promptly notify and consult with Owner regarding any substantial change from the Project Budget for the respective Component, and to make any necessary adjustments to the Project Budget as Owner and Resort Hotel and Casino Operator shall agree in light of unforeseen circumstances. Furthermore, Owner acknowledges and agrees as follows:

(a) With respect to the Resort Hotel and Casino, certain expenses provided for in the Project Budget for any Operating Year will vary based on the occupancy and use of the Resort Hotel and Casino and, accordingly, to the extent that occupancy and use of the Resort Hotel and Casino for any Operating Year exceeds the occupancy and use projected in the approved Project Budget for such Operating Year, such approved Project Budget shall be deemed to include corresponding increases in such variable expenses; provided, however, a Manager shall use commercially reasonable efforts to minimize Operating Expenses to the extent that occupancy and use of the Resort Hotel and Casino for any Operating Year is less than the occupancy and use projected in the approved Project Budget for such Operating Year;

(b) Each Manager shall have the right to pay from its respective Operating Accounts all Uncontrollable Expenses; provided, however, each Manager hereby covenants and agrees to use commercially reasonable efforts throughout the Term to manage, whenever reasonably possible, the Uncontrollable Expenses related to its respective Component and the operation thereof (including, by way of example, contesting, when reasonable appropriate, the amount and/or imposition of taxes);

(c) If any expenditures are required on an emergency basis to avoid damage to a Component and/or injury to persons or property, each Manager may make such expenditures; provided, however, in connection with any expenditure required on an emergency basis that was not specifically contemplated in the Project Budget, such Manager shall (i) use commercially reasonable efforts to notify Owner prior to the time that the expenditures in question are made and shall in any event notify Owner as soon as reasonably possible after such expenditures are made, (ii) use commercially reasonable efforts to minimize the expenditures made without Owner’s approval, and (iii) to the extent possible, cooperate with Owner to develop a strategy for responding to the emergency in a reasonable and prudent, but cost-efficient manner (i.e. in a manner that will minimize to the extent reasonably possible the expenses to Owner in responding to the subject emergency); and

(d) If any expenditures are required to comply with any Legal Requirement or to cure or prevent any violation thereof, each Manager may make such expenditures.

ARTICLE 9

FUNDS AND ACCOUNTS; MAINTENANCE

9.1 Minimum Working Capital Amount. Owner shall commit the financial and other resources necessary to permit the Components to be operated and maintained in accordance with the Operating Standard. In furtherance of the foregoing, Owner shall make available, prior to the Resort Hotel and Casino Opening Date, initial Working Capital in accordance with the Project Budget as approved by Owner. Owner shall thereafter throughout the Term maintain Working Capital in accordance with the Project Budget.

9.2 Replacement Reserve Fund Contribution. Subject to Section 9.8 below, during each Operating Year, to facilitate the funding of routine Capital Improvements for the Resort Hotel and Casino, and for such other work specified in the Project Budget, the General Manager shall, for each Accounting Month included in such Operating Year and from the aggregate Gross Revenue generated by the Resort Hotel and Casino, to the extent available, pay the following amounts into the Replacement Reserve Fund established for the Resort Hotel and Casino (the “Replacement Reserve Amount”): (i) two percent (2%) of aggregate Gross Revenue of the Resort Hotel and Casino for any partial Operating Year after the Resort Hotel and Casino Opening Date; (ii) three percent (3%) of aggregate Gross Revenue of the Resort Hotel and Casino during the first (1st) full Operating Year of the Term; (iii) four percent (4%) of aggregate Gross Revenue of the Resort Hotel and Casino during the second (2nd) full Operating Year of the Term; and (iv) five percent (5%) of aggregate Gross Revenue of the Resort Hotel and Casino during the third (3rd) full Operating Year of the Term and each Operating Year thereafter until the expiration or earlier termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 9.2, the proceeds from the sale of any Equipment no longer needed for the operation of the Resort Hotel and Casino shall be promptly deposited into the Operating Account for the specified Component. At the end of each Operating Year, any amounts remaining in the Replacement Reserve Fund shall be carried forward to the next Operating Year pursuant to the applicable Project Budget.

9.3 Reserve Fund for Other Project Improvements. With respect to the Other Project Component, Owner, the General Manager and each Manager shall establish such other reserve funds and determine such other reserve fund contributions as the Parties reasonably determine are necessary to maintain the same in accordance with the Operating Standard. The amount of the reserve fund contributions for the Other Project Component shall be set forth in the applicable Project Budget to be reviewed and approved in accordance with ARTICLE 8.

9.4 Repairs and Maintenance. Each Manager shall, subject to the applicable Project Budget for each Component which is subject to this Agreement (and the availability of sufficient funds) repair and maintain the respective Component (other than (i) such portions thereof as are leased to tenants who undertake a duty of repair and maintenance pursuant to their respective lease agreements, in which case such Manager shall use commercially reasonable and diligent efforts to cause such tenants to comply with such duty through enforcement of such lease agreements or (ii) Components subject to a Management Agreement) in good order and condition, and shall coordinate and provide general oversight in respect of the installation of Equipment in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, other than Capital Improvements specifically approved in the Project Budget for each Operating Year for such Component, Owner shall not be obligated to make any Capital Improvements and such Manager shall not be obligated to make the corresponding repair and maintain the Resort Hotel and Casino, unless such Capital Improvements are approved by Owner in writing in its sale and absolute discretion.

9.5 Emergency Repairs. If a Manager shall, at any time, reasonably believe that (i) a dangerous condition exists at the respective Component, (ii) repairs are required to comply with any applicable Legal Requirements or Insurance Requirements, or (iii) expenditures are required to eliminate a dangerous condition or to prevent further property damage arising out of a Casualty or other emergency, such Manager may take all steps and make, on behalf of Owner utilizing the funds as described below in this Section 9.5, all reasonable expenditures necessary to cure such condition or make such repairs, or which are otherwise so required, whether or not provided for in the applicable Project Budget for such Component. In the event of the circumstances described in clauses (i), (ii) and (iii) immediately above, such Manager shall have the right, power and authority to use (a) first, all or part of the Replacement Reserve Fund, and (b), second, the monies in the Operating Accounts, for the making of such repairs. Owner shall, within ten (10) days after written notice from such Manager, provide such Manager with all funds necessary pursuant to this Section 9.5 if adequate funds are not otherwise available from the Replacement Reserve Fund and the Operating Accounts.

9.6 Enforcement of Guaranties and Warranties. On or about the respective Resort Hotel and Casino Opening Date, Owner shall furnish or cause to be furnished to Managers copies of any guaranties and warranties relating to the Component and a summary of the expiration dates of such guaranties and warranties. If any repairs or Capital Improvements shall be made necessary by any condition against the occurrence of which the builder of any renovation or construction or any supplier of labor or materials for such Component or any other party has provided a guaranty or warranty, then the respective Manager shall use all commercially reasonable efforts to enforce such guaranty or warranty, and Owner will reasonably cooperate with such Manager in such efforts.

9.7 Replacement Reserve Fund.

9.7.1 Use. Withdrawals from the Replacement Reserve Fund shall only be used for the purposes provided for in this Agreement, including Capital Improvements (i) set forth in the approved Project Budget, or (ii) approved by Owner in its sole and absolute discretion in accordance with Section 9.4, structural repairs and purchase of Equipment and shall only be made in accordance with the approved Project Budget or as otherwise expressly authorized in this Agreement or by Owner in writing. Additionally, withdrawals from the Replacement Reserve Fund shall only require (or be permitted upon) the signature of the respective Manager pursuant to the provisions of this Agreement. The items of Equipment so replaced or added and paid for by Owner or from such Replacement Reserve Fund shall be and become, forthwith upon acquisition and installation, and without further act or action, the property of Owner and part of the respective Component. Any amounts remaining in the Replacement Reserve Fund at the termination or expiration of the Term shall, after all other payments required under this Agreement have been made, be immediately returned by each Manager to Owner.

9.7.2 Estimates and Additional Contributions. Owner acknowledges and agrees that the Replacement Reserve Amount for the Replacement Reserve Fund is an estimate based upon Resort Hotel and Casino Operator’s prior experience with hotels and casinos. As a Component ages, these percentages may not be sufficient to keep such Replacement Reserve Fund at the levels necessary to make the replacements and renewals to such Component’s Equipment, or to maintain and repair the Component in accordance with the Operating Standard. If the aggregate amount for Equipment in the approved Project Budget for an Operating Year exceeds the available funds in the Replacement Reserve Fund, Owner and General Manager or Manager, as appropriate, shall consult to mutually:

(a) agree upon any increase in the annual Replacement Reserve Amount to provide the additional funds required; or

(b) agree upon the deposit of additional funds required; or

(c) solicit outside financing for the additional funds required to the extent deemed desirable by Owner. General Manager and Manager acknowledge, however, that Owner has no duty or obligation to fund such amounts from sources other than the Gross Revenue of the respective Component.

9.8 Funds Request. If at any time a Manager reasonably determines that (i) the available funds in the Operating Accounts for the corresponding Component are insufficient to allow for the uninterrupted and efficient operation of any such Component in accordance with the terms of this Agreement, (ii) the Working Capital is less than the amount required under Section 9.1, (iii) the available funds in the Replacement Reserve Fund are insufficient to allow for the payment of all Capital Improvements and structural repairs and purchase of Equipment approved in the applicable Project Budget for such Operating Year, or (iv) such Manager requires funds for any Capital Improvements approved by Owner in the Project Budget, such Manager shall notify Owner in writing of the existence and amount of the shortfall, which written notice shall include a reasonably detailed explanation of the need for the funds so requested. Upon concurrence by the Members under the Joint Venture Agreement of the request from Manager for additional funds, Owner shall deposit into the corresponding Operating Accounts or Replacement Reserve Fund, as applicable, such funds agreed to be funded by Owner within a reasonable time following the Members’ approval of any such funds.

9.9 Alternative Sources of Working Capital, Replacement Reserves and Payment of Operating Expenses. Notwithstanding anything to the contrary contained in Section 9.8, in the event that funds are not adequate from the revenues generated by any Component subject to this Agreement to pay for the routine Capital Improvements, to fund Working Capital, or to pay Operating Expenses as set forth in the approved Project Budget for such Component, then after written approval from Owner, Manager may move or exchange existing amounts held in a Replacement Reserve Fund or Operating Account for a specified Component from a fully funded Replacement Reserve Fund or Operating Account to an under-funded Replacement Reserve Fund or Operating Account. All such determinations shall be at the discretion of Owner. General Manager and Manager acknowledge that Owner has no duty to consent to any such redirection of Replacement Reserve Amounts or Operating Account from a Component or to fund Replacement Reserve Funds or Operating Accounts from any source other than the Gross Revenue generated by the specified Component or from other sources as determined in the Project Budget.

9.10 Taxes on Casino and Entertainment Taxes. Resort Hotel and Casino Operator, as agent for Owner and with Owner’s cooperation and subject to availability of adequate funds in the respective Operating Accounts, shall pay from such Operating Accounts before delinquency all taxes, assessments, license fees and other charges levied or assessed against the casino, or any portion thereof, during the Term or if any such amount is or becomes due and payable arising from the period of time that Resort Hotel and Casino Operator acts as the manager of the casino, including, without limitation, any Gross Revenue fee or tax and any entertainment tax, any LET or other similar tax, imposition, fee or surcharge. Resort Hotel and Casino Operator agrees that it will collect any applicable LET associated with the sale of food, beverage, merchandise or entertainment from the casino and will pay the same to the taxing authority on a timely basis, or if not permitted to pay the same directly, shall remit the LET due to Owner no later than the tenth (10th) day of the month following the month in which the taxable sales occurred. Resort Hotel and Casino Operator shall make all documents containing information relative to the computation of the LET available for inspection upon receipt of notice from representatives of Owner and the Nevada Gaming Authorities.

9.11 Impositions and Insurance Premiums. Subject to the terms of this Agreement, each Manager shall, prior to delinquency, and as long as the respective Component has been supplied with bills and invoices, pay from the respective Operating Accounts, to the extent of funds available therein (and Owner shall timely provide such funds to the extent they are not available from Operating Accounts), all Impositions assessed against such Component, and all insurance premiums on all policies of insurance maintained with respect to such Component and its operations.

9.12 Operating Accounts. Each Manager shall establish an Operating Account specific to and solely for each respective Component delegated to such Component at a bank or other financial institution designated by Owner and approved by such Manager (such approval not to be unreasonably withheld, conditioned or delayed). Each Operating Account shall be established in the name of Owner. Each Manager shall deposit into the applicable Operating Account all moneys advanced for such Component as Working Capital by Owner, and all moneys received by a Manager from the operations of each respective Component shall be promptly counted no less frequently than required by applicable MGM MIRAGE corporate policies and in compliance with applicable Legal Requirements. The Parties hereto agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, if such service is available at reasonable cost and if not provided by the bank, which expense shall constitute an Operating Expense. The Operating Account for the Component (or, in the case of the

General Manager, the CityCenter Project) delegated to a Manager shall serve as the general accounts for such Component. Each Manager and Owner shall be authorized signatories on such Operating Account; provided, however, such Manager shall be responsible for making all payments due and owing out of such Operating Account, on behalf of Owner, to the extent sufficient funds are available from time to time therein, including, without limitation, payment of all Operating Expenses, the Compensation, the Operating Fee and any other amounts due and owing to Resort Hotel and Casino Operator or its Affiliates under the express terms of this Agreement. Owner shall be provided with internet access to each and all Operating Accounts permitting Owner to examine balances and activity in the Operating Accounts. Each Manager shall establish controls to ensure accurate reporting, safety and security of all transactions involving the corresponding Operating Accounts.

9.13 Replacement Reserve Fund. The Replacement Reserve Fund shall be established at a bank or other commercial institution designated by Owner and approved by the respective Manager (such approval not to be unreasonably withheld, conditioned or delayed) and shall be established in the name of Owner. Interest or other income earned during any period on the amounts in such Replacement Reserve Fund shall be excluded from Gross Revenue, remain part of such Replacement Reserve Fund and be credited against the Replacement Reserve Amount to be contributed for such Accounting Month. To the extent that a Manager shall be required to pay income taxes on such interest or other income as a fiduciary, the same shall be payable out of such Replacement Reserve Fund. Any funds remaining in the Replacement Reserve Fund at the expiration or earlier termination of this Agreement shall be the property of Owner and shall be promptly paid to Owner following the effective date of termination of this Agreement.

9.14 Control and Ownership of Accounts. The policies and procedures for authorization of Personnel to withdraw from the Operating Accounts or the Replacement Reserve Fund shall be approved by the Board of Directors in accordance with the Joint Venture Agreement. In addition to such Operating Accounts and Replacement Reserve Fund, such Manager shall be entitled to maintain House Accounts as such Manager deems reasonably necessary in the operation of the respective Component or the CityCenter Project. All of the funds in the House Accounts shall belong to Owner and such Manager shall not commingle its own, or any third party’s funds, in any of the Operating Accounts. Owner retains the right at all times to withdraw funds from the Operating Accounts.

9.15 Pledge of Credit. Managers shall not (i) pledge the credit of Owner nor borrow funds in its name; provided, however, that this restriction will not prohibit the Manager from accessing any line of credit obtained by the Owner in accordance with the policies and procedures for draws established by Owner; or (ii) alienate, hypothecate or otherwise encumber any of the moneys or assets which are the property of Owner (or any Component subject to this Agreement) except in the ordinary course of business.

ARTICLE 10

BOOKS AND RECORDS

10.1 Maintenance of Books and Records. The Manager shall keep and maintain the books and records of the Resort Hotel and Casino, and the financial position and the results of operations recorded, in a manner that shall reflect all transactions of the Resort Hotel and Casino and shall otherwise be appropriate and adequate for the business of the Resort Hotel and Casino in accordance with all Legal Requirements and GAAP for financial reporting purposes and in accordance with all Legal Requirements for tax reporting purposes. The books and records shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the Resort Hotel and Casino as appropriate and adequate for the Owner’s business and in a manner consistent with MGM MIRAGE’S practices and reporting policies for its wholly-owned properties.

10.2 Inspection of Books and Records. Each Manager shall afford to Owner, any Member of Owner, and the accountants, attorneys and agents of Owner or such Member the right at any time and for any reason during the Term during normal business hours to inspect, at Owner’s sole cost and expense, each Component or examine and make extracts from the books and records of such Component. Such inspections and examinations shall be made with as little disruption to the business operations of the Component as reasonably practicable. Upon the termination of this Agreement, all books and records of the Component shall forthwith be turned over to Owner so as to ensure the orderly continuation of the operation of such Component; provided, however, that all such books and records shall thereafter be available for a period of five (5) years to the Managers at the Resort Hotel and Casino for inspection, audit, examination and extracting, at all reasonable times and at the Managers’ sole cost and expense, upon two (2) Business Days’ prior written notice to Owner.

10.3 Monthly and Quarterly Reports. Each Manager, shall, for its respective Component, deliver to Owner, or to any Member upon request, within fifteen (15) days after the end of (i) each Accounting Month, and (ii) each Quarterly Period; unaudited financial statements prepared from the books of account maintained by the Managers with respect to such Component for each Accounting Month (“Monthly Statements”) and for each Quarterly Period (the “Quarterly Statements”) (the Monthly Statements and the Quarterly Statements, collectively, the “Reporting Period Statements”) containing: (a) a balance sheet as of the end of each Accounting Month and Quarterly Period; (b) an income statement showing the results of operation of the Component for each Accounting Month and Quarterly Period; and (c) a statement of, to the extent applicable to such Component, Gross Revenue, Operating Expenses and EBITDAM. The Reporting Period Statements shall also show, to the extent applicable: (x) the amount of the Base Management Fee, Incentive Management Fee, and/or any other fee payable to such Manager pursuant to this Agreement, earned and accrued for the fiscal period then ended, and (y) an accounting with respect to the Replacement Reserve Fund for each Component showing the amount deposited therein during the fiscal period then ended, the amounts withdrawn therefrom during such period, and a statement, in reasonable detail, showing the purpose or purposes for which such withdrawals were made or any allocations or reallocations made pursuant to Section 9.9. The Reporting Period Statements shall include, either as part of the report or by supplemental schedule, sufficient information from which Owner can determine, for the period in question, the Reimbursable Expenses paid to Managers under Section 5.3. The cost of preparing the Reporting Period Statements for each Component for each Operating Year shall be charged as an Operating Expense of the applicable Component.

10.4 Annual Statements. Each Manager shall, for its respective Component, not later than twenty (20) days following the conclusion of each Operating Year, cause to be prepared and delivered to Owner or any Member upon request, unaudited financial statements for the preceding Operating Year containing all of the items required for the Monthly Statements as set forth in Section 10.3 as well as a comparison of the results of operations (as may be consolidated) for the respective Component for the Operating Year then ended with the applicable approved Project Budget and with the comparable period in the prior Operating Year (the “Annual Statement”). Each Manager shall assist and cooperate with the Managing Member in providing Annual Statements of Owner, as audited by the Company Accountants, required to be delivered by the Managing Member under the Joint Venture Agreement; provided, however, to the extent that, as part of the audited Annual Statements of Owner prepared in accordance with the Joint Venture Agreement, a separate audit is performed and prepared for the Resort Hotel and Casino, such audited financials shall be provided to Owner.

10.5 Audit Right of DW Member. DW Member reserves the right in its sole discretion, and without cost or expense to Owner (unless any such audit is approved by MGM Member pursuant to the Joint Venture Agreement, in which case the audit shall be an operating expense of the Owner or as further provided in this Section 10.5) to conduct inspections and to audit the books and records of any Component as maintained by the respective Manager following reasonable written notice of its intention to do so and a brief description of any specific materials comprising the books and records which DW Member is seeking to examine. DW Member will cooperate with the General Manager and any Manager to undertake such audit in a collaborative manner so as not to disrupt the business enterprise. In requesting such audit and inspection of the books and records of any Component, DW Member is not required to provide any reason or to assert any claim or disagreement with any information, financial reports, or financial information previously provided to DW Member in connection with this Agreement or otherwise. DW Member agrees to limit the exercise of its audit rights pursuant to this Section 10.5 to once in any twelve (12) month period, unless DW Member has a good faith reason to believe that an additional audit during such period is necessary or advisable. The General Manager and Manager shall provide to Owner and DW Member the location of the books and records for each Component if such location is not at the offices of the General Manager at the CityCenter Project. The General Manager and each Manager shall not relocate the books and records relating to any Component, or if in electronic form, change the manner and form of access and storage for those records specific to the Resort Hotel and Casino at any time during the Term without the prior written notice to and the consent of DW Member. Notwithstanding anything to the contrary contained in this Section 10.5, if, during the course of any audit conducted pursuant to this Section 10.5, any of Gross Revenue or Operating Expenses as set forth in the Reporting Period Statements or Annual Statement, as applicable, for the Resort Hotel and Casino are found to be overstated by either (i) Five Million Dollars ($5,000,000) of Gross Revenue or (ii) Five Hundred

Thousand Dollars ($500,000) of Operating Expenses, as the case may be, then the Resort Hotel and Casino Operator immediately shall (a) reimburse to the DW Member or Owner, as applicable, the cost of such audit out of such Manager’s own funds, and (b) correct the misstatements and pay any amounts owing to the DW Member or Owner, as applicable, as shown by such audit; provided, however, that the DW Member or Owner, as applicable, shall only be entitled to such reimbursement if the cost of such audit is reasonable in light of discrepancies sought or in good faith proposed to be recovered. If any audit conducted pursuant to this Section 10.5 discloses an overstatement greater than any of the thresholds in the immediately preceding sentence, then the Resort and Hotel Operator immediately shall correct the misstatements and pay any amounts owing to the DW Member or Owner, as applicable.

ARTICLE 11

CENTRALIZED SERVICES AND REIMBURSABLE SERVICES

11.1 Non-Reimbursable Centralized Services. Except as otherwise specifically provided for in the Development Management Agreement, MGM MIRAGE and/or its Affiliates shall provide (or cause to be provided) to the CityCenter Project generally and to each Component (other than the Veer Component, the Harmon Component, and the Mandarin Component) specifically, as applicable, the centralized services, which consist of services provided directly by MGM MIRAGE utilizing its internal resources and as described below, as well as all other services that are presently and from time to time in the future generally provided by MGM MIRAGE and/or its Affiliates to the Operator Group Hotels to the extent consistent with the Operating Standard (collectively, the “Centralized Services”). Under no circumstances shall any third party expense incurred solely for the benefit of the CityCenter Project and to each Component be included as a Centralized Service. Notwithstanding the foregoing, while Owner acknowledges and agrees that the services that presently comprise the Centralized Services are not static and may be changed, modified, amplified, upgraded and revised from time to time by MGM MIRAGE and its Affiliates, MGM MIRAGE and Managers and their respective Affiliates acknowledge and agree that: (i) MGM MIRAGE and Manager and their respective Affiliates may add, reduce or eliminate any Centralized Services provided to Owner and to the Components only in the event that the same are added, reduced or eliminated at all or substantially all other Operator Group Hotels; and (ii) in the event of a material addition, reduction or elimination of some or all of the Centralized Services, the Operating Fee may be equitably adjusted only after consultation with Owner and DW Member and good faith negotiation amongst such parties concerning any such proposed adjustment which in no event shall be less favorable than the proportionate adjustment of the corporate allocation to the Operator Group Hotels.

In the event that MGM MIRAGE and, with the consent of DW Member, Owner are unable to reach agreement concerning the adjustment to be made, then in the case of an addition, the proposed service shall not be added and in the case of a reduction or elimination, the Operating Fee shall be reduced by an amount equal to the costs associated with the provision of the eliminated or reduced service each Operating Year during the Term.

11.1.1 Advertising. MGM MIRAGE shall provide the professional and administrative support utilizing its internal resources for the advertising campaign of the Resort Hotel and Casino and the CityCenter Project including, but not limited to, media placement, agency management and other services as may change from time to time. In addition, MGM MIRAGE shall include the Resort Hotel and Casino, as appropriate, in any centralized marketing program that includes the other Operator Group Hotels in a similar brand position.

11.1.2 Information Systems. The Resort Hotel and Casino shall utilize all information systems necessary to enable the Resort Hotel and Casino to function both independently and with the Operator Group Hotels, including each of the systems, licenses, facilities, and services, including, but not limited to access to the “Help Desk” and corporate IS support, typically provided to the other Operator Group Hotels.

11.1.3 Centralized Marketing. MGM MIRAGE shall provide centralized marketing services, both national and international, to the Resort Hotel and Casino to promote, develop and sustain relationships with existing casino customers as is typically provided to the top brands within the other Operator Group Hotels. This shall include support from any established national or international branch offices.

11.1.4 Other Corporate Allocations. MGM MIRAGE shall supply to the Resort Hotel and Casino, among other things, each of the products and services set forth on Exhibit C as is typically provided to the other Operator Group Hotels.

11.1.5 Purchasing. As of the Effective Date, Resort Hotel and Casino Operator maintains the Purchasing Program as a Centralized Service at prices and terms that generally reflect competitive market rates. Notwithstanding anything to the contrary contained in this Agreement, (i) each Manager hereby covenants and agrees that it shall act in a prudent manner when purchasing items for the Component and in a manner consistent with the standard of care set forth in Section 3.3, whether under a Purchasing Program or otherwise, and shall use commercially reasonable efforts to achieve the lowest available price for any Equipment or Operating Equipment being purchased (provided that such Equipment and Operating Equipment is in compliance with the Operating Standard) and (ii) any rebate received from a vendor or supplier under a contract for the hotel (or for any regional or national contract covering other Operator Group Hotels) shall be equitably apportioned to Owner in the case of regional or national contracts.

11.2 Cost and Expense. Other than as specifically provided for in the Development Management Agreement, the Centralized Services (other than third party expenses) shall be provided at no cost or expense to Owner and each Component (as the same are included in the payment of Operating Fees), and, other than as specifically provided for in the Development Management Agreement, each Manager and the General Manager acknowledge and agree that in no event shall MGM MIRAGE or Managers or any Affiliate thereof pass through to Owner or any Component or otherwise seek payment or reimbursement (as Reimbursable Expenses or otherwise) from Owner or any Component for any costs whatsoever incurred by MGM MIRAGE or Managers or any of their respective Affiliates (whether in the form of rent, utilities or other overhead, employee compensation, benefits or other or personnel costs, or any other internal cost or expense in any form incurred by MGM MIRAGE or Managers or any Affiliate thereof) for providing any Centralized Services.

11.3 Reimbursable Services. In addition to the Centralized Services provided pursuant to Section 11.1 above, Manager shall provide the services set forth in this Section 11.3 (the “Reimbursable Services”), and subject to Section 5.3, Manager, General Manager and/or its Affiliates, as applicable, shall be reimbursed for all actual and reimbursable Operating Expenses directly incurred by such Manager, General Manager or Affiliates in providing such Reimbursable Services.

11.3.1 Bookings. Manager shall secure bookings for the Resort Hotel and Casino (and its various facilities, as applicable) for which reservations and advance bookings are consistent with industry requirements and the Operating Standard, through Manager’s sales and reservations offices and other distribution and sales systems, and shall encourage the use of the Resort Hotel and Casino by tourists, special groups, travel congresses, travel agencies, airlines, and other recognized sources of Resort Hotel and Casino business. Manager shall process reservations for the Resort Hotel and Casino through Manager’s and its Affiliates’ worldwide communications network. To facilitate Manager’s provision of such reservations services, Owner agrees that the Resort Hotel and Casino shall be listed in all airline reservations systems (which include what are known in the hospitality industry as global distribution systems) under the applicable code for Resort Hotel and Casinos operated under the “MGM MIRAGE” and “CityCenter” name. In addition to and independent from the reservations telephone line or communications device maintained by Manager or its Affiliates in connection with the worldwide communications network of Manager and its Affiliates, Owner may, at its own election, also maintain and use (and require Manager to use) in connection with the Resort Hotel and Casino a separate and dedicated toll-free or similar telephone line or communications device for making reservations at the Resort Hotel and Casino. Throughout the Term, Owner shall permit Manager to load into the reservations system maintained by Manager and its Affiliates, and to maintain on a current basis, the Resort Hotel and Casino’s total rooms inventory and all associated room rates.

11.3.2 Aircraft Time Share Agreement. Owner or an Affiliate thereof shall enter into an agreement with Mandalay Resort Group, a Nevada corporation, relating to the shared use of aircraft for Gaming customers and such other non-executive uses in connection with the operation of the Resort Hotel and Casino Operator substantially in the form attached hereto as Exhibit D (the “Aircraft Time Share Agreement”). Any services provided under the Aircraft Time Share Agreement shall not be deemed Centralized Services, and the fees payable for such services shall be as set forth in such Aircraft Time Share Agreement and shall be an Operating Expense of the Hotel and Casino. For the avoidance of doubt, the Managers and/or their Affiliate(s) shall not be entitled to the reimbursement of any costs or expenses attributable to the use of aircraft primarily for use by executive or corporate personnel, unless such reimbursement is authorized in writing by the DW Member, which authorization may be withheld in the DW Member’s sole and absolute discretion.

ARTICLE 12

INSURANCE

12.1 Insurance to Be Maintained by Owner During Term. At all times during the Term, Owner shall procure and maintain, on behalf of Owner and each Manager, insurance coverage respecting the Components in consultation with the General Manager. All premiums and other costs of such insurance, and any applicable deductibles or co-insurance requirements, shall be an Operating Expense of each Component. If Owner and Managers shall mutually agree, Managers shall procure such insurance on behalf of Owner. Managers do not purport to be advisors on insurance matters and as between Owner and the Managers; it shall be Owner’s responsibility to cause itself to be adequately insured. General Manager shall propose the insurance coverage respecting the Components to be set forth in the Business Plan (as such term is defined in the Joint Venture Agreement) for submission to Owner for review and approval in accordance with the Joint Venture Agreement. The delivery of the proposal for the insurance coverage shall be made as soon as reasonably possible following the Effective Date. Furthermore, the General Manager shall be authorized to modify such insurance coverage that the General Manager, in accordance with the standard of care as set forth in Section 3.3 hereof, believes is in the best interest of the respective Components and to the extent that such modification would not constitute a Major Decision.

12.2 Insurance to Be Maintained by Manager During Term. Manager shall obtain and maintain (either itself or through blanket general liability insurance policies carried by MGM MIRAGE) during the Term of this Agreement insurance in the forms and coverages, policy limitations and amounts as are customarily obtained and retained by managers of similar projects in the hotel, casino, gaming, and leisure and resort industry. All such coverages shall be at Manager’s (or, if applicable, MGM MIRAGE’s) sole cost and expense and shall not be an Operating Expense.

12.3 Waiver of Liability. Neither Managers nor Owner shall assert against the other, and each does hereby waive with respect to the other to the extent it is legally possible to do so, any Claims incurred or sustained by it on account of damage or injury to persons or property arising out of the ownership, operation or maintenance of the CityCenter Project, to the extent that the same are covered by the proceeds received as a result of any insurance, so long as such waiver does not adversely affect such insurance coverage. Owner or the Managers, as the case may be, shall cause all policies to contain a waiver of subrogation clause to the extent the same shall be available at no extra cost and shall notify the other if a waiver of subrogation clause is not available at no extra cost, to permit Owner and Managers to determine if additional payments should be made to obtain the waiver of subrogation clause. The provisions of this Section 12.3 are intended to restrict each Party (as permitted by Legal Requirements) to recovery against insurance carriers to the extent of such coverage and waive fully, and for the benefit of each, any rights and/or Claims which might give rise to a right of subrogation in any insurance carrier.

ARTICLE 13

CONFIDENTIAL INFORMATION

13.1 Confidential Information. The Parties agree that the matters set forth in this Agreement are strictly confidential. In addition, the Parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to the other Party or to any Affiliate of such Party to which the other Party gains or has access by virtue of the relationship between the Parties. Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Components or the CityCenter Project from an institutional lender, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to companies the shares or stock of which are traded on any stock exchange anywhere in the world) whether or not having the force of law, each Party shall make every effort to ensure that such information is not disclosed to any third party without the prior consent of the other Party. The obligations set forth in this Section 13.1 shall survive any termination or expiration of this Agreement.

ARTICLE 14

MORTGAGES AND FINANCING

14.1 Right to Mortgage. Owner shall have the absolute and unrestricted right from time to time in its sole and absolute discretion to encumber all of the assets that comprise the CityCenter Project, a Component, or any part thereof, all as contemplated in any Mortgage and/or Financing Instrument that is entered into by Owner, and to assign all of Owner’s right, title and interest in and to the CityCenter Project or any part thereof as security for any Mortgage and/or Financing Instrument.

14.2 Subordination. Each Manager agrees that this Agreement shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or terms of any Mortgage and to the promissory note (or other evidence of repayment obligation) and other indebtedness now secured or hereafter to be secured thereby and to all other instruments evidencing or securing or to evidence or secure said indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments.

14.3 Evidence of Subordination; Delivery of Separate Documents and Instruments. In addition, each Manager shall, within ten (10) days after receipt of written notice from Owner or any Mortgagee and/or lender under any Financing Instrument, execute, acknowledge and deliver any and all estoppel certificates and other documents (including, without limitation, a subordination agreement allowing any such Mortgagee and/or lender to terminate each respective Manager’s duties and obligations under this Agreement upon foreclosure) requested by Owner and/or Mortgagee and/or any lender under any Financing Instrument that subordinates or evidences the subordination of this Agreement and each Manager’s rights thereunder to any such Mortgage and/or Financing Instrument.

ARTICLE 15

PERFORMANCE TERMINATION

15.1 Performance Test. In addition to any other termination rights of Owner as set forth herein, Owner shall have the right to terminate this Agreement in the event of a Performance Test Failure. For purposes of this Section 15.1, a “Performance Test Failure” shall occur when the EBITDAM of the Resort Hotel and Casino for any two (2) consecutive Operating Years (the “Performance Test Period”) commencing after the first (1st) full Operating Year following the Resort Hotel and Casino Opening Date (with the first Performance Test Period being the second (2nd) and third (3rd) full Operating Years following the Resort Hotel and Casino Opening Date) for the Resort Hotel and Casino is less than seventy-five percent (75%) of the EBITDAM set forth in the Project Budgets for the applicable Operating Years. In the event of a Performance Test Failure as set forth in this Section 15.1, Owner shall have the right, subject to Section 15.2, to terminate this Agreement provided that (a) a written notice of termination shall be given to the Resort Hotel and Casino Operator within sixty (60) days after receipt by Owner of the applicable Certified Financial Statements, and (b) such notice shall specify a termination date not less than sixty (60) days nor more than ninety (90) days after the giving of such notice. Notwithstanding the foregoing, in determining whether a Performance Test Failure has occurred, the Parties acknowledge and agree that the EBITDAM shall be equitably adjusted to account for the following circumstances: (1) a Force Majeure Event, (2) failure of Owner to provide Working Capital funds as required under this Agreement, or any other Event of Default, (3) a Casualty, (4) a Condemnation, or (5) any change in the hold percentages at the casino from those assumed in the Project Budget.

15.2 Cure Right. Notwithstanding Section 15.1, if Owner shall have the right to terminate this Agreement pursuant to such Section 15.1, and shall have delivered a written notice of such termination in accordance with such Section 15.1, then within ninety (90) days after receipt by the Resort Hotel and Casino Operator of such notice, the Resort Hotel and Casino Operator shall have the right (the “Cure Right”), but not the obligation, to pay to Owner the difference between (a) seventy-five percent (75%) of the projected EBITDAM set forth in the Project Budgets for both Operating Years giving rise to Owner’s right to terminate, and (b) the actual EBITDAM for such Operating Years. In the event the Resort Hotel and Casino Operator exercises its Cure Right and makes such payment, Owner’s notice of termination shall be deemed withdrawn and Owner shall not have the right to send another notice of termination unless the conditions of Section 15.1 are met for each of two (2) consecutive Operating Years thereafter, in which case the Cure Right may be exercised again.

ARTICLE 16

DEFAULT AND TERMINATION

16.1 Events of Default.

16.1.1 Events of Default on the Part of Either Party. The following will, at Manager’s election, constitute an event of default by Owner under this Agreement (each such event being referred to herein as an “Event of Default”) but Manager acknowledges and agrees that Owner will not be in default or breach of this Agreement if such default or breach arises from an action or omission of Manager or any of its Affiliates (including without limitation MGM MIRAGE) or arises regarding a matter that is within the control of Manager or its Affiliates (including without limitation MGM MIRAGE):

(a) Monetary. The failure of either Party to pay to the other Party when due any sum which may become due with respect to any Component which is the subject of this Agreement within ten (10) days after receipt by the defaulting party of written notice from the other Party specifying such failure;

(b) Non-Monetary. The failure by any Party timely to perform, keep or fulfill all or any portion of the material terms, covenants, undertakings, obligations or conditions set forth in this Agreement with respect to each Component which is the subject of this Agreement, and the continuance of such failure for a period of sixty (60) days after receipt by the defaulting Party of written notice thereof from the other Party specifying such failure, provided that in the event such failure is amenable to cure and is of a nature that it cannot, with due diligence, all commercially reasonable efforts, and in good faith, be cured within sixty (60) days, it shall not constitute an Event of Default unless such defaulting Party fails to proceed promptly and with due diligence, all commercially reasonable efforts, and in good faith to cure the same, and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within sixty (60) days, the time of such defaulting Party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence, all commercially reasonable efforts and in good faith);

(c) Insolvency. If any Party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such Party or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or agreement with a creditor or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such Party a bankrupt or insolvent or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; or

(d) Transfer. If any Party shall assign this Agreement in violation of Section 20.7;

(e) Default by MGM MIRAGE. Any breach or default by MGM MIRAGE of the provisions of Section 20.5 of this Agreement.

16.2 Excused Non-Performance. Notwithstanding any contrary provision of this Agreement, each Manager shall be excused from the performance of any obligation hereunder (including the obligation to operate its Component in conformity with the Operating Standard), and shall not be deemed in default, for such period of time as such performance is prevented by a Force Majeure Event, a breach of this Agreement by Owner or a limitation imposed on a Manager’s ability to expend funds in respect of the applicable Component, due to Owner’s act or Owner’s failure to act upon a Manager’s request for funds (provided such Manager has provided Owner with reasonably timely notice of the need for additional funds and that the failure to expend funds by reason of the operation of such limitation shall reasonably prevent such Manager from meeting such obligation).

16.3 Remedies and Other Termination Rights.

16.3.1 Right to Terminate upon an Event of Default as set forth in Section 16.1.1. Subject to the terms and conditions of this Agreement, the non-defaulting Party shall, at its option, give to the defaulting Party notice, following the expiration of the applicable cure period as may be set forth in Section 16.1.1(a) through Section 16.1.1(e), of its intention to pursue any right to any and all remedies (including specific performance, indemnification for breach of this Agreement and other equitable relief or any and all right to damages) which the non-defaulting Party may have against the defaulting Party under Legal Requirements or equity subject to the terms of this Agreement. Notwithstanding the foregoing, if an Event of Default shall occur with respect to this Agreement that does not constitute a Material Event of Default, the non-defaulting Party shall not have the right to terminate this Agreement, but shall have the right to exercise any and all remedies (including specific performance and other equitable relief or any and all right to damages or claims to indemnification) which the non-defaulting Party may have against the defaulting Party under Legal Requirements or equity subject to the terms of this Agreement.

16.3.2 Right to Terminate upon Material Breach of the Standard of Care. In the event that any Manager shall commit a breach of the standard of care set forth in Section 3.3, then DW Member may, at its option, give to the defaulting Party notice of its intention to terminate this Agreement after the expiration of a period of thirty (30) days from the date of such notice if the Event of Default has not been cured prior to expiration of such thirty (30) day period, and, upon expiration of such period, this Agreement shall terminate on the date specified in the notice. Such termination shall be without prejudice to any right to any and all remedies (including specific performance and other equitable relief or any and all right to damages) which the non-defaulting Party may have against the defaulting Party under Legal Requirements or equity subject to the terms of this Agreement. For purposes of this Agreement, a breach under this Section 16.3.2 shall be deemed a Material Event of Default.

16.3.3 Right to Terminate upon a Material Event of Default, Resort Hotel and Casino. Subject to the terms of this Agreement, if an Event of Default (or series of related Events of Default) shall occur under this Agreement that would, in the aggregate, result in a monetary loss to either Party in excess of Twenty Five Million Dollars ($25,000,000) (a “Material Event of Default”), the non-defaulting Party may, at its option, give to the defaulting Party notice of its intention to terminate this Agreement after the expiration of a period of thirty (30) days from the date of such notice if the Event of Default has not been cured prior to the expiration of such thirty (30) day period, and, upon expiration of such period, this Agreement shall terminate on the date specified in the notice. Such termination shall be without prejudice to any right to any and all remedies (including specific performance and other equitable relief or any and all right to damages) which the non-defaulting Party may have against the defaulting Party under Legal Requirements or equity subject to the terms of this Agreement. Notwithstanding the foregoing, if an Event of Default shall occur with respect to this Agreement that does not constitute a Material Event of Default, the non-defaulting Party shall not have the right to terminate this Agreement, but shall have the right to exercise any and all remedies (including specific performance and other equitable relief or any and all right to damages or claims to indemnification) which the non-defaulting Party may have against the defaulting Party under Legal Requirements or equity subject to the terms of this Agreement.

16.3.4 Cross Termination. The Parties acknowledge and agree that a termination of this Agreement for any reason shall result in the immediate termination of the Vdara Condo-Hotel Management Agreement and the Crystals Retail Management Agreement, without further action of the Parties, which termination shall be effective on, at and as of on the effective date of the termination of this Agreement.

16.3.5 Governmental Approvals. In the event that any Gaming Approval is required for a Manager’s operation of the respective Component, Owner shall, with the Manager’s assistance and cooperation, use good faith efforts to obtain such approval or permit before such Component may be opened for business to the general public. In the. event any such approval or permit, or any such approval or permit in connection with Manager’s operation of the premises, cannot be obtained or can be obtained but only in connection or compliance with, or upon the satisfaction of, requirements, limitations or restrictions which are not reasonably satisfactory to Owner or the General Manager, either Owner or the General Manager may, in its respective sole discretion, terminate this Agreement. In addition, if at any time during the Term a Manager or any other person or entity associated in any manner whatsoever with such Manager (i) is denied a license, found unsuitable, or is denied or otherwise unable to obtain any other Gaming Approvals required for such Manager to operate its respective Component, (ii) does not obtain such Gaming Approval within any required time limit, as the same may be extended by the Nevada Gaming Authority, (iii) withdraws any application for any Gaming Approval other than upon a determination by the Nevada Gaming Authorities that such Gaming Approval is not required for such Manager to be able to conduct its operations at the respective Component, and/or (iv) directly or indirectly causes a termination or final, non-appealable denial of any Gaming Approval of Owner or any person as a result of this Agreement, then Owner may terminate this Agreement effective upon the later of (A) 30 days after notice is given to Resort and Hotel Casino Operator by Owner, and (B) the date Resort Hotel and Casino Operator is not permitted to conduct its operations at the respective Component, unless such failure is cured before such later date.

16.4 DW Member Enforcement; Termination Rights. DW Member shall have the power and authority to enforce any breach or to allege and enforce any Event of Default under this Agreement without the necessity of including Owner in any such action, it being understood that the right of DW Member to enforce and require the performance of all of the terms, covenants, and conditions of this Agreement is an independent right granted by the Parties to DW Member pursuant to this Agreement. The Managers acknowledge to and for the benefit of DW Member that they do not and are not authorized to waive, on behalf of Owner, the occurrence or continuance of any default or Event of Default or Material Event of Default of this Agreement without the prior written consent of DW Member, which consent may be withheld by DW Member in its sole and absolute discretion. In addition, DW Member may, in its sole and absolute discretion, enforce the provisions of this Agreement and terminate this Agreement on behalf of Owner immediately upon written notice to General Manager if:

16.4.1 At any time during the Term, Owner has the right to terminate this Agreement pursuant to Section 16.3.

16.4.2 At any time during the Term, General Manager or its Affiliates cease, collectively, to own directly or indirectly at least ten percent (10%) of the equity of Owner as a result of the Transfer of such equity interest to DW Member or an Affiliate thereof;

16.4.3 foreclosure on the CityCenter Project occurs (unless, pursuant to any subordination and non-disturbance agreement between the Managers, Mortgagee and/or a lender, this Agreement may otherwise remain in place); or

16.4.4 Owner Transfers the CityCenter Project to an unrelated bona fide third-party purchaser (unless the purchaser, at its option, elects to keep this Agreement in place for the remaining Term or portion thereof).

In the event of any such termination in accordance with this Section 16.4, in no event shall Owner or DW Member be required to pay to MGM MIRAGE or any Manager a termination fee, penalty or additional fee.

16.5 General Manager Termination Rights. General Manager may, on behalf of the other Managers or MGM MIRAGE, in its sole and absolute discretion, in addition to any other termination right granted to the Managers in accordance with the express terms of this Agreement, terminate this Agreement immediately upon written notice to Owner if:

16.5.1 At any time during the Term, DW Member or its Affiliates cease, collectively, to own directly or indirectly at least ten percent (10%) of the equity of Owner as a result of the Transfer of such equity interest to General Manager or an Affiliate thereof;

16.5.2 Owner Transfers the CityCenter Project to an unrelated bona fide third-party purchaser; or

16.5.3 Owner loses, for more than thirty (30) consecutive days, any Gaming licenses necessary to operate the casino in accordance with this Agreement; provided, however, that, in the event that Owner loses any such Gaming licenses, notwithstanding any other provisions of this Agreement, a Manager shall not be obligated to take any action under this Agreement that such Manager believes in good faith would result, as a result of such loss of such Gaming licenses, in a violation or breach of any Legal Requirement.

In the event of any such termination in accordance with this Section 16.5, in no event shall MGM MIRAGE or any Manager be required to pay to Owner or any member or other equity owners of Owner a termination fee, penalty or additional fee.

16.6 Rights and Obligations on Termination. Unless otherwise specifically provided in this Agreement, the termination of this Agreement shall not affect (a) the rights of either Party with respect to liability or claims accrued, or arising out of events occurring prior to the date of the termination of this Agreement, or (b) specific rights which this Agreement provides shall survive termination. Upon the termination of this Agreement for any reason under this or any other Article contained herein, the following provisions, which shall survive termination of this Agreement, shall be applicable in addition to, and without limiting any other rights of Owner or the applicable Manager pursuant to this Agreement or at law or equity:

16.6.1 Amounts Due; Receivables. All accrued and unpaid fees, charges, reimbursements, and other payments due any Manager under this Agreement as of the date of termination (including but not limited to any portion of any Operating Fees, and any portion of any Compensation and any other Reimbursable Expenses) shall be paid by Owner to the applicable Manager within ten (10) days after the remittance to Owner by such Manager of statements therefor. Ail accrued unpaid amounts, charges, reimbursements, and other payments due Owner by a Manager pursuant to this Agreement shall be paid by the applicable Manager to Owner within thirty (30) days of termination or expiration of the applicable agreement. All applicable Operating Accounts and any remaining funds therein after payment of the foregoing shall be promptly transferred to Owner. All receivables of the Component outstanding as of the effective date of termination, including, without limitation, guest ledger receivables, shall continue to be the property of Owner.

16.6.2 Permits. To the extent assignable, a Manager shall assign and transfer to Owner all of Manager’s right, title and interest in and to all liquor, restaurant and other licenses and permits, if any, which apply solely to the applicable Component. Manager shall use commercially reasonable efforts to provide Owner with a complete listing of all permits and licenses (whether or not in Manager’s name or in the name of Owner) as soon as reasonably practicable prior to the effective date of termination so as to permit Owner or successor operator sufficient time to apply for new licenses or permits or to effect transfer to Owner’s name or the name of successor operator. The foregoing shall be without fee or other compensation to Manager; provided, however, that if Manager has expended any of its own funds in connection with the foregoing pursuant to this Section 16.6.2, Owner shall, subject to Section 5.3, reimburse Manager therefor.

16.6.3 Vacate. Manager shall peacefully vacate and surrender the Component to Owner, and shall deliver to Owner any and all keys, locks and safe combinations, reservation lists, ledgers, bank statements for the Operating Accounts, budgets, accounting books and records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, with respect to the applicable Component all as is reasonably necessary to permit continued and uninterrupted operation of the applicable Component, complete copies of correspondence, other files and records generated by a Manager in the course of operating the Component and relating exclusively to such Component, non-proprietary software used in the accounting, reservation and other systems of the Component and any licenses required for use thereof, all depository accounts for the Component including the Operating Accounts and the Replacement Reserve Fund, and other items required for the operation of the Component. Notwithstanding the foregoing, Component Managers shall not be required to assign to Owner pursuant to the foregoing sentence any Proprietary Information. Accounting and other books and records shall include all electronic as well as paper records, except in the case of any software that is proprietary to such Manager or its Affiliates. If any such non-Proprietary Information is maintained by a Manager or its Affiliates in a regional or central location and is not located at the Component, Manager shall cause such information with respect to the Component to be electronically transferred into systems designated by Owner (including systems of a successor operator) to the extent electronic data is compatible with Owner’s or successor operator’s systems and if not compatible shall cooperate, in all reasonable respects, with Owner and the successor operator in seeking to convert such data to a compatible format. Costs and expenses incurred in connection with any of the foregoing shall be an Owner expense and shall not be the obligation or liability of Manager.

16.6.4 Management Transition. Managers shall cooperate in all reasonable ways in the transition of the operation and management of each of the Components to Owner or Owner’s new operator to effect an orderly and expeditious transition of management functions, with as little hindrance to the operation of the Component as reasonably practicable.

16.6.5 Notification of Vendors; Assignment or Termination of Service Contracts. Manager shall assign to Owner all service and supply contracts for the Component which Manager made in its own name in accordance with this Agreement, except for contracts which may not be assigned, or which are with an Affiliate of Manager, or which can be terminated without penalty upon termination and which Owner timely requests be terminated as of the date of termination of this Agreement.

16.6.6 Bookings. To the extent applicable to the subject Component, Manager shall, no later than the effective date of termination, provide Owner with a complete list of all bookings, the terms applicable thereto, and the amount of advance deposits (if any) received with respect to each such booking for the Resort Hotel and Casino. Owner shall honor, and shall cause any successor operator to honor, all business confirmed for the Component, as applicable, with reservations dated after the effective date of termination in accordance with such bookings as have been accepted by Manager.

16.6.7 Turn-Over of Guest Property. With respect to the Resort Hotel and Casino, the Resort Hotel and Casino Operator and Owner will employ customary procedures on the date of termination for the transfer of custody of and responsibility for guest property checked with the Resort Hotel and Casino, including stored luggage (which will be inventoried and tagged) and safe deposit boxes (each of which will be sealed until the depositor has been notified to check the contents, then opened in the presence of a representative of each of the Managers and Owner).

16.6.8 Financial Statements. The applicable Manager shall prepare and deliver to Owner, within thirty (30) days following the effective date of expiration or termination of this Agreement, an accounting as described in Section 10.4, which accounting shall be in final form to the extent practicable, the cost of which shall be an Operating Expense of the applicable Component. Manager shall continue to cooperate with Owner and be available, and make any books and records available to the extent necessary, in order for Owner and the accountants to prepare the Annual Statement for the Component for the last such Operating Year as provided in Section 10.4, including specifically the period up to the termination date together, to the extent applicable, with the calculation of the amount of the Operating Fee through the effective date of termination.

16.6.9 Personnel. Owner acknowledges that since the Personnel will be employees of the Managers and/or their Affiliates (unless otherwise permitted or provided herein), the termination of this Agreement may result in a termination of such Personnel. Upon termination of this Agreement, an escrow fund shall be established from Gross Revenue (or with funds provided by Owner if Gross Revenue is insufficient) to, subject to Section 5.3, reimburse each Manager and its Affiliates for all Personnel liability costs and expenses incurred by the Managers or their Affiliates arising out of either the transfer or termination of employment of the Personnel, including, without limitation, severance and seniority payments, reasonable transfer costs, and unemployment compensation. The determination of liability as to the payment of the foregoing expenses attributed to Personnel upon termination of this Agreement including liability for all accrued payroll, accrued benefits (such as benefit plans, pension plans, profit sharing plans, vacation pay and sick days and other similar accrued employment liabilities, including, without limitation, severance obligations), and other employment matters, if any, through and including the date of such termination shall be made in connection with the overall determination and award of damages or compensation, if any, following such termination to the Party not causing the Event of Default or right of termination under this Agreement.

16.6.10 Progressive Slot Liability. In the event that any of the sales tax and/or LET tax obligations are not known until after the effective date of any termination of this Agreement, Resort Hotel and Casino Operator shall, on or before the effective date of such termination, allocate from the funds available in the respective Operating Accounts a reasonable estimate of any sales tax, LET tax, and/or any other tax or liability attributable to the Gaming devices, including, without limitation, any progressive slot liability. Any such costs or expenses referenced in this Section 16.6.10 shall be the responsibility and obligation of Owner.

16.7 WARN Act; 401(k) Compliance

16.7.1 WARN Act. Owner acknowledges that Manager or its Affiliates may have an obligation under federal, state, or local law to give advance notice to the Personnel of such Component of any termination of their employment, and that failure to comply with any such notification obligation could give rise to civil liabilities. Manager and Owner shall exercise commercially reasonable efforts to cooperate with Owner in carrying out the advance notice requirements of any Legal Requirements, and any failure by either Manager or Owner in that regard shall be a breach of this Agreement.

16.7.2 401(k) Compliance. On any termination or expiration of this Agreement, whether by Transfer of the CityCenter Project (or any Component thereof), expiration of the Term of this Agreement, or early termination through exercise of other rights of the Parties hereto, if the successor employer will, or intends to, offer a 401(k) plan for the Personnel of the CityCenter Project (or the Personnel of any Component thereof), and if such Personnel participate in a 401(k) plan at such time, Owner or its successor (or the successor of the Managers) shall offer a 401(k) plan to such of the participating employees who will continue to work at the CityCenter Project (or any Component thereof) thereafter, and the new Owner or successor Manager shall accept (and is permitted to accept under its plan and applicable law) a trust-to-trust transfer of the participants’ 401(k) assets in a manner that complies with all applicable law and the relevant Component will make such transfer, subject to reasonable assurances that the transfer will satisfy all Legal Requirements and not adversely affect its 401(k) plan.

ARTICLE 17

CASUALTY AND CONDEMNATION

17.1 Casualty. In the event the CityCenter Project (or any Component thereof) shall be damaged or destroyed by any Casualty, Owner shall have the right, in its sole option, in accordance with the Joint Venture Agreement, to elect whether or not to undertake a restoration of the CityCenter Project or any damaged Component thereof. In the event Owner elects to proceed with the restoration, Managers shall provide such technical and development assistance as reasonably necessary to complete such restoration in a timely and cost-efficient manner, at Owner’s sole cost and expense.

17.2 Condemnation. If all or substantially all of the CityCenter Project (or any Component thereof) shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by (or a deed in lieu of condemnation given by Owner to) any competent authority, for any public or quasi public use or purpose (hereinafter called a “Condemnation”), or if such a portion of the CityCenter Project (or any Component thereof) shall be the subject of a Condemnation so as to make it imprudent or unreasonable, in the reasonable opinion of Owner, to use the remaining portion in the same fashion as immediately preceding such Condemnation, then in either event either Owner or a Manager of the Component subject to the Condemnation shall have the right to terminate this Agreement, in the event of a Condemnation of all or substantially all of the CityCenter Project, as of the earlier to occur of (i) the date that Owner shall be required to surrender possession of the CityCenter Project or Component, as applicable, or such portion thereof as a consequence of such Condemnation, and (ii) ninety (90) days after the date on which such determination, and neither Party shall have any obligation to the other excluding those obligations that expressly survive this Agreement. Other than a Condemnation that affects the Resort Hotel and Casino, if a Condemnation affects only a part of the CityCenter Project (or any Component thereof) that does not make it imprudent, unsuitable or commercially impractical to operate the remainder of the CityCenter Project (or any Component thereof) in the same fashion as immediately preceding such Condemnation, this Agreement shall not terminate. Any Condemnation award or similar compensation received by Owner on account of any Condemnation as set forth in this Section 17.2 shall be the property of Owner, and Managers shall make no claim with respect thereto.

ARTICLE 18

INDEMNIFICATION

18.1 Indemnification by Managers. The General Manager, MGM MIRAGE and each Manager specifically (for its respective Component) shall defend, indemnify, protect, and hold Owner, and its Members, officers, directors, shareholders, employees, agents and representatives harmless from and against any and all third-party Claims, arising from Manager’s (i) gross negligence or willful misconduct, or (ii) breach of this Agreement.

18.2 Indemnification by Owner. Owner shall defend, indemnify, and hold harmless Manager and its Affiliates, and their respective trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing, for, from and against any and all third-party Claims arising from Owner’s (i) gross negligence or willful misconduct, or (ii) breach of this Agreement.

18.3 Survival. The provisions of this ARTICLE 18 shall survive the termination or the expiration of this Agreement.

ARTICLE 19

REPRESENTATIONS AND WARRANTIES

19.1 Managers’ Representations and Warranties. Each Manager represents and warrants to Owner as of the Effective Date that:

19.1.1 Organization. Each Manager is duly formed or organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to transact the businesses in which it is now engaged. Each Manager is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the operation of the relevant Component, and the conduct of its businesses and operations. Each Manager possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged (it being understood and agreed, however, that certain such licenses, permits and authorizations, etc. required for the operation of the CityCenter Project such as liquor and Gaming licenses may be held in the name of Owner and/or other third parties for the benefit of Owner and/or the CityCenter Project).

19.1.2 Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company actions of each Manager. This Agreement has been duly executed and delivered by or on behalf of each Manager and constitutes legal, valid and binding obligations of each Manager enforceable against each Manager in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

19.1.3 No Conflicts. The execution, delivery and performance of this Agreement by each of the Managers will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Owner pursuant to the terms of any Mortgage or partnership agreement, nor will such action result in any violation of the provisions of any Legal Requirements.

19.1.4 Litigation. To each Manager’s actual knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other agency now pending or threatened in writing against or affecting such Manager, which actions, suits or proceedings, if determined against such Manager’s interest in the CityCenter Project (or any Component thereof), can reasonably be expected to have a material adverse effect on such Manager’s ability to carry out and perform the terms and provisions of this Agreement.

19.1.5 Agreements. Each Manager is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Project Agreement or instrument to which it is a Party or by which such Manager or the CityCenter Project is bound.

19.1.6 Licenses and Permits. Each Manager holds, to the extent required pursuant to relevant Legal Requirements, all necessary permits and licenses to operate and manage each of the Components subject to this Agreement that such Manager is required to obtain pursuant to such Legal Requirements on its own behalf.

19.2 Owner’s Representations and Warranties. Owner represents and warrants to each Manager as of the Effective Date that:

19.2.1 Organization. Owner is duly formed or organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to transact the businesses in which it is now engaged. Owner is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the ownership of the CityCenter Project, and the conduct of its businesses and operations. Owner possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged.

19.2.2 Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company actions of Owner. This Agreement has been duly executed and delivered by or on behalf of Owner and constitutes legal, valid and binding obligations of Owner enforceable against Owner in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

19.2.3 No Conflicts. The execution, delivery and performance of this Agreement by Owner will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Owner pursuant to the terms of any Mortgage or partnership agreement, nor will such action result in any violation of the provisions of any Legal Requirements.

ARTICLE 20

GENERAL PROVISIONS

20.1 Owner’s Consultants. Subject to the Management Agreements, each Manager shall cooperate with such Owner’s consultants and representatives, and also shall cooperate with Owner and any actual or prospective purchaser, underwriter, lender or other person in connection with any actual or proposed sale, investment, offering, debt placement or financing of or related to the respective Component (provided that no Manager shall be required to release to any such person any of such Manager’s Proprietary Information or by reason of such cooperation incur any underwriting liability). Such cooperation may include the preparation of customary lists and schedules (such as, for example, for inventories) and other information relating to such Component, to the extent regularly maintained or compiled, or if the requested information is reasonably available to such Manager, as may be reasonably requested by a prospective purchaser, underwriter, lender or other person.

20.2 Third-Party Operated Areas. The Parties acknowledge that certain areas of the CityCenter Project may be operated by Third-Party Operators under a lease, operating agreement, franchise agreement or similar agreement. The operation of any Third-Party Operated Areas by a Third-Party Operator, and the selection of a Third-Party Operator for such Third-Party Operated Areas, shall be subject to the approval of Manager and Owner (to the extent the approval of such Third-Party Operator constitutes a Major Decision). Any lease, operating agreement, franchise agreement or similar agreement with a Third-Party Operator shall: (i) be consistent with the terms of this Agreement; (ii) require the Third-Party Operators to operate the Third-Party Operated Areas in a manner consistent with the terms of this Agreement; and (iii) be subject to the review and prior written approval of the respective Manager. For the avoidance of doubt, all lease or rental income derived from Third-Party Operated Areas shall be included in Gross Revenue, but all gross receipts derived from the operation of Third-Party Operated Areas shall be excluded from Gross Revenue.

20.3 Management of Infrastructure. The Parties acknowledge and agree that Resort Hotel and Casino Operator shall manage, operate and maintain the Infrastructure. In connection therewith, Owner acknowledges and agrees that the Resort Hotel and Casino shall be charged with its fair and reasonable share of the costs of the routine operation, inspection and maintenance of the Infrastructure and any utilities and/or common fixtures located thereon to the extent shared by or provided for the benefit of the Resort Hotel and Casino. The Resort Hotel and Casino’s share of such costs shall be paid from Gross Revenue as an Operating Expense.

20.4 Third Party Beneficiaries. For purposes of this Agreement and the Aircraft Time Share Agreement, the Parties acknowledge and agree that DW Member shall be an express third-party beneficiary of this Agreement. Except for the rights and privileges granted to the DW Member under this Agreement, and the limitation of liability with respect to the MGM MIRAGE Restricted Affiliates and the Dubai World Restricted Affiliates, under Section 20.24 of this Agreement, all the provisions of this Agreement are intended to bind and to benefit only the Parties hereto and their permitted successors and assigns. Except as provided in the immediately preceding sentence, it is not intended that any such provisions benefit, and it shall not be construed that these provisions benefit or are enforceable by, any creditors, contractors, brokers or other third parties.

20.5 Guaranty.

20.5.1 MGM MIRAGE hereby irrevocably and unconditionally guarantees to Owner and its successors and assigns the payment and performance of any and all obligations, performances, indemnities, liabilities and undertakings as and when the same shall be required to be performed, discharged or become due or payable by or on behalf of Manager in accordance with the terms of this Agreement (collectively, the “Guaranteed Obligations”) to the end and intent that MGM MIRAGE shall be liable to Owner at all times and to the same extent and tenor as Managers hereunder for the payment and performance of any and all obligations, performances, indemnities, liabilities and undertakings. No single claim or cause of action with respect to the Guaranteed Obligations shall satisfy or release MGM MIRAGE from the Guaranteed Obligations, and this guaranty shall continue in full force and effect until completion of Manager’s obligations. Upon the satisfaction of all Guaranteed Obligations hereunder, Owner shall provide MGM MIRAGE with an acknowledgement of release and discharge.

(a) The guaranty set forth in this Section 20.5 is a guaranty of payment and performance and not of collection, is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, including Guaranteed Obligations arising or accruing after bankruptcy of MGM MIRAGE. The liability of MGM MIRAGE under this Section 20.5 shall be direct and immediate and not conditional or contingent on the pursuit of any remedies against Manager or any other person or entity. If there is a failure in the payment or performance of the Guaranteed Obligations, Owner may enforce its rights, powers and remedies hereunder, in any order, without demand or notice of any kind, and without exercising any rights or remedies against Manager or any other person or entity, and all such rights, powers and remedies available to Owner shall be nonexclusive and cumulative of all other available rights, powers and remedies until all Guaranteed Obligations are satisfied. Guarantor waives and releases any right of subrogation against Manager or any other person or entity, and waives any rights to enforce any remedy which MGM MIRAGE may have against Manager. This Section 20.5 shall continue to be effective or shall automatically be revived, reinstated, and restored, as the case may be, if at any time any payment or performance of any Guaranteed Obligations is avoided, rescinded or rendered ineffective or must otherwise be paid, returned or restored by Owner or any other person pursuant to state or federal law, in connection with or as the result of the bankruptcy, insolvency or reorganization of MGM MIRAGE or Manager, all as though such payment or performance had not occurred or been tendered or made, as the case may be. MGM MIRAGE shall have no authority to revoke the guaranty pursuant to this Section 20.5, but if any such revocation shall be deemed to have occurred by operation of law or otherwise, the provisions of this Section 20.5 shall continue to apply notwithstanding such revocation.

(b) The obligations of MGM MIRAGE pursuant to the guaranty in this Section 20.5, are independent of the obligations of Manager or any other person. Owner may bring action against MGM MIRAGE without bringing action against Manager or any other person and otherwise independently of any other right, power or remedy (each, a “Remedy”) that may be available to Owner at any time. MGM MIRAGE waives any right to require Owner at any time to proceed against Manager or any other person, or otherwise enforce, proceed against or pursue any other Remedy in Owner’s power.

(c) MGM MIRAGE waives any defense to the enforcement of the guaranty in this Section 20.5 arising by reason of:

(i) any present or future Legal Requirements or orders affecting any Remedy of the Owner;

(ii) any discharge or release of any other guarantor or any impairment or suspension of any Remedy of Owner, whether resulting from any act or omission of Owner or any other person or by operation of law or otherwise;

(iii) the lack of authority or any bankruptcy, insolvency or reorganization of Manager, any guarantor or any disability or other defense of Manager or any other guarantor;

(iv) any other action by Owner, whether authorized by this Section 20.5 or otherwise, or any omission by Owner or other failure of Owner to pursue, or any delay in pursuing, any other Remedy in Owner’s power;

(v) any defense or benefits that may be derived from any Legal Requirements of the State of California or any other jurisdiction, and all other suretyship defenses it would otherwise have under the Legal Requirements of the State of California or any other jurisdiction;

(vi) all benefits of any statute of limitations affecting MGM MIRAGE’s liability under or the enforcement of the guaranty in this Section 20.5;

(vii) all setoffs and counterclaims;

(viii) promptness, diligence, presentment, demand for performance and protest;

(ix) notice of nonperformance, default, acceleration, protest or dishonor;

(x) the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of MGM MIRAGE against Manager; or

(xi) any modification of the Guaranteed Obligations.

(d) MGM MIRAGE hereby waives all benefits that might otherwise be available to MGM MIRAGE under California Civil Code Sections 2787 through 2855, inclusive, and 3433, among other provisions of like effect.

(e) MGM MIRAGE hereby acknowledges that (A) the obligations undertaken by MGM MIRAGE pursuant to the guaranty in this Section 20.5 are complex in nature; and (B) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter; and (C) as part of the Owner’s consideration for entering into the Agreement, Owner has specifically bargained for the waiver and relinquishment by MGM MIRAGE of all such defenses; and (D) MGM MIRAGE has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, MGM MIRAGE does hereby represent and confirm to the Owner that MGM MIRAGE is fully informed regarding, and that MGM MIRAGE does thoroughly understand: (i) the nature of all such possible defenses; and (ii) the circumstances under which such defenses may arise; and (iii) the benefits which such defenses might confer upon MGM MIRAGE; and (iv) the legal consequences to MGM MIRAGE of waiving such defenses. MGM MIRAGE acknowledges that MGM MIRAGE makes the guaranty in this Section 20.5 with the intent that such guaranty and all of the informed waivers herein shall each and all be fully enforceable by the Owner, and that the Owner is induced to enter into the Agreement in material reliance upon the presumed full enforceability thereof.

(f) Pavement of Expenses. In the event that MGM MIRAGE should breach or fail to timely perform any provisions of this Agreement, MGM MIRAGE shall, within fifteen (15) Business Days of demand by Owner, pay Owner all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) actually incurred by Owner in the enforcement hereof. In the event MGM MIRAGE fails to pay any such amounts to Owner in the manner and timeframe set forth in this Section 20.5.1(f), such amounts shall accrue interest from and after such payments were due and owing to Owner at the rate of interest set forth in Section 5.5. The covenants contained in this Section 20.5 shall survive the payment and performance of the Guaranteed Obligations.

(g) Modifications. MGM MIRAGE waives any right to object to any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations. No failure to exercise, and no delay in exercising, on the part of Owner, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Owner hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

(h) Material Inducement. MGM MIRAGE and Owner acknowledge and agree that this guaranty constitutes a material and continuing inducement of the Owner to enter into this Agreement and the Concurrent Agreements. MGM MIRAGE and Owner further agree that the provisions of this Section 20.5 are subject to the other rights and remedies of Owner and the Manager pursuant to the provisions of this Agreement.

20.6 Further Actions. The Parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

20.7 Assignment.

20.7.1 Managers’ Assignment. Upon written notice to Owner, each Manager shall be entitled at any time, without the consent of Owner to:

(a) cede, assign and delegate its rights and obligations under this Agreement to which it is a Party, to any company which, directly or indirectly, is wholly owned by General Manager provided that any such assignee shall agree in writing to be bound to the provisions of this Agreement (“Successor”); provided, however, in the event of any such assignment to a Successor, such assigning Manager shall nevertheless continue to be liable for such Successor’s obligations under this Agreement; and/or

(b) assign its right, conditionally or otherwise, to receive payments under this Agreement.

20.7.2 Owner Assignment. Owner shall be entitled at any time, without the consent of Managers (or if such consent is an inalienable right under any Legal Requirements, then Manager shall grant such consent), to cede, assign and delegate its rights and obligations under (i) in the event of a Transfer of the Owner’s interest in the CityCenter Project, this Agreement and all of the Project Agreements, and (ii) in the event of a Transfer of the Joint Venture’s interest in a Component of the CityCenter Project, the applicable Project Agreement shall encumber the Component which is the subject of the Transfer. In addition, Owner shall have the right to assign this Agreement and the other Project Agreements to any Mortgagee and/or any lender under any Financing Instrument as additional security for any indebtedness secured (or to be secured) by a Mortgage and/or any Financing Instrument and in connection with such assignment, each Manager, as applicable, hereby agrees to join in executing such form of consent to such assignment as the Mortgagee and/or any lender under any Financing Instrument, in its sole discretion, may require.

20.7.3 Effect of Prohibited Assignment. Any assignment by either Party of this Agreement in violation of the provisions of Section 20.7 shall be null and void at the sole discretion of the party whose rights pursuant to Section 20.7 were violated upon such assignment.

20.7.4 Assignment Restrictions. Other than as set forth in Section 20.7.1 and Section 20.7.2, neither Party shall cede, assign or delegate its respective rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in each Party’s sole and absolute discretion.

20.8 Successors and Assigns. Subject to the restrictions on Transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Whenever in this Agreement a reference is made to any entity or Party, such references shall be deemed to include a reference to the successors and permitted assigns of such entity or Party.

20.9 Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by the other party in the performance of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights under this Agreement.

20.10 Approval by Owner. In any instance in this Agreement where the approval of Owner is contemplated or required with respect to any matter and a standard is not otherwise set forth in this Agreement, such approval may be given or withheld by Owner in the exercise of its reasonable judgment.

20.11 Severability. If any provisions of this Agreement or the application thereof to any entity or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other entity or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

20.12 Estoppel Certificate. Manager agrees to furnish to Owner and any Mortgagee, from time to time no later than ten (10) Business Days after written request therefor, an estoppel certificate certifying to Owner and any such Mortgagee, to the extent true, (A) that this Agreement is in full force and effect; (B) that all amounts due and owing under this Agreement or otherwise have been paid in full through the last scheduled date of payment; (C) that no modifications or amendments of this Agreement have been made, except as may be disclosed as an attachment to the estoppel certificate or this Agreement; (D) that no default or Event of Default has occurred or is continuing under this Agreement; and (E) such other matters as may be reasonably requested or are by their terms considered to be a typical market request in such context.

20.13 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of Articles, Sections and Exhibits in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. All references in this Agreement to Articles or Sections thereof shall refer to the corresponding Article or Sections of this Agreement unless specific reference is made to the articles, sections or subsections of another document or instrument.

20.14 Amendment. For purposes of this Agreement and the Aircraft Time Share Agreement, no amendment or termination of this Agreement or any provision of this Agreement shall be binding upon any Party to this Agreement unless it is set forth in a written instrument signed by the Party against whom enforcement of the amendment or termination is sought. No waiver by Owner of any breach or default by Manager under this Agreement shall be effective unless such consent to or waiver of any such breach or default has been given in writing by the DW Member.

20.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

20.16 Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any referee, court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or dictated such provision.

20.17 Survival. The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

20.18 Time of the Essence. Time shall be of the essence with respect to all matters under this Agreement.

20.19 Arbitration; Applicable Law; Dispute Resolution.

20.19.1 Governing Law. For purposes of this Agreement and the Aircraft Time Share Agreement, the interpretation, validity and performance of this Agreement will be governed by and construed in accordance with the procedural and substantive Legal Requirements of the State of California.

20.19.2 Executive Negotiations. In the event of any dispute between the Parties concerning or arising out of this Agreement, the Party seeking the resolution of such dispute shall give written notice to the other Party. Any notice to Owner under this Section 20.19.2 shall be delivered to DW Member. The DW Member is authorized to deliver notices on behalf of Owner under this Section 20.19.2, and the DW Member shall exclusively represent the interests of Owner under this Section 20.19.2. For a period of ten (10) Business Days following the delivery of such notice, Robert H. Baldwin of the General Manager (the “Manager Representative”) and Kar Tung Quek of the DW Member (the “DW Member Representative”) shall meet in person or by teleconference and negotiate with each other in good faith in an attempt to resolve such dispute. General Manager may designate a replacement or alternate Manager Representative and DW Member may designate a replacement or alternate DW Member Representative by written notice to the other Party.

20.19.3 Mediation. If, despite such good faith efforts, such dispute has not been fully and finally resolved by the expiration of such ten (10) Business Day period, then either Manager or the DW Member may require that the Parties participate in a non-binding mediation. Such mediation shall be conducted in Los Angeles, California using a mediator appointed by the Los Angeles, California office of JAMS. Such mediator shall (A) be independent of Manager and the DW Member, (B) not have been engaged by the DW Member, Manager or any of their respective Affiliates within the last three (3) years, and (C) have at least ten (10) years of work or professional experience in the area of expertise relevant to the subject matter of the dispute. Manager and the DW Member shall use commercially reasonable, good faith efforts to cause such mediation to occur no later than thirty (30) days after delivery of a notice pursuant to this Section requesting the mediation of a dispute. Notwithstanding anything in this Agreement to the contrary, the costs and expenses of the mediator appointed pursuant to this Section 20.19.3 and JAMS in connection with such mediation shall be shared equally by the DW Member and Manager.

20.19.4 Judicial Reference. DISPUTES THAT HAVE NOT BEEN RESOLVED THROUGH EXECUTIVE NEGOTIATIONS PURSUANT TO SECTION 20.19.2 OF THIS AGREEMENT OR MEDIATION PURSUANT TO SECTION 20.19.3 OF THIS AGREEMENT SHALL BE HEARD AND DETERMINED BY A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ. IN EFFECT AS OF THE DATE HEREOF. THE VENUE OF ANY PROCEEDING HEREUNDER SHALL BE IN LOS ANGELES COUNTY, CALIFORNIA (UNLESS CHANGED BY THE WRITTEN AGREEMENT OF THE PARTIES). THE PARTY (I.E. MANAGER OR THE DW MEMBER) SEEKING TO RESOLVE THE DISPUTE SHALL SERVE A COMPLAINT ON THE OTHER PARTY IN THE MANNER PRESCRIBED BY LAW. WITHIN FIVE (5) DAYS AFTER THE SERVICE OF THE COMPLAINT OR STATEMENT OF THE COMPLAINT OR STATEMENT OF CLAIM, THE PARTY SEEKING RELIEF SHALL MAKE A WRITTEN REQUEST FOR THE SPECIFIC DESIGNATION OF A REFEREE TO TRY THE DISPUTE. THEREAFTER THE PARTIES SHALL USE THEIR BEST EFFORTS TO AGREE UPON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) DAYS AFTER A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN ANY PARTY MAY PETITION THE PRESIDING JUDGE OF THE LOS ANGELES COUNTY SUPERIOR COURT TO APPOINT A REFEREE. THE PRESIDING JUDGE SHALL HAVE THE POWER TO ASSIGN SAID REQUEST TO SUCH JUDGE OF THE SUPERIOR COURT AS THE PRESIDING JUDGE DEEMS APPROPRIATE. FOR THE GUIDANCE OF THE JUDGE MAKING THE APPOINTMENT OF SAID REFEREE, THE PARTIES AGREE THAT THE PERSON SO APPOINTED SHALL BE A RETIRED JUDGE.

THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 640, 641, 642, 643, 644, 645 AND 645.1, SHALL BE APPLICABLE TO DISPUTE RESOLUTION BY A REFEREE HEREUNDER. IN AN EFFORT TO CLARIFY AND AMPLIFY THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645, THE PARTIES AGREE THAT THE REFEREE SHALL DECIDE THE DISPUTE SUBMITTED BY THE PARTIES FOR DECISION IN THE SAME MANNER AS REQUIRED FOR A TRIAL BY COURT AS SET FORTH IN CALIFORNIA CODE OF CIVIL

PROCEDURE, SECTIONS 631.8 AND 632, AND CALIFORNIA RULES OF COURT, RULE 3.1590. THE REFEREE SHALL TRY AND DECIDE THE DISPUTE ACCORDING TO AND BASED ON ALL OF THE SUBSTANTIVE AND PROCEDURAL STATUTORY AND DECISIONAL LAW OF THE STATE OF CALIFORNIA, UNLESS THE PARTIES STIPULATE TO THE CONTRARY. WHEN THE REFEREE HAS DECIDED THE DISPUTE, THE REFEREE SHALL ALSO CAUSE THE PREPARATION OF A JUDGMENT BASED ON SAID DECISION. THE JUDGMENT TO BE ENTERED BY THE SUPERIOR COURT, BASED UPON THE DECISION OF THE REFEREE, SHALL BE APPEALABLE IN THE SAME MANNER AS IF THE JUDGE SIGNING THE JUDGMENT HAD TRIED THE CASE.

THE PARTIES SHALL DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE PERSON(S) APPOINTED TO RESOLVE THE DISPUTE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE. IF EITHER PARTY REFUSES TO DILIGENTLY COOPERATE, AND THE OTHER PARTY, AFTER FIRST GIVING NOTICE OF ITS INTENT TO RELY ON THE PROVISIONS OF THIS PARAGRAPH, INCURS ADDITIONAL EXPENSES OR ATTORNEYS’ FEES SOLELY AS A RESULT OF SUCH FAILURE TO DILIGENTLY COOPERATE, THE REFEREE MAY AWARD SUCH ADDITIONAL EXPENSES AND ATTORNEYS’ FEES TO THE PARTY GIVING SUCH NOTICE, EVEN IF SUCH PARTY IS NOT THE PREVAILING PARTY IN THE DISPUTE.

THE COST OF THE PROCEEDING SHALL INITIALLY BE BORNE EQUALLY BY THE PARTIES TO THE DISPUTE, BUT THE PREVAILING PARTY IN SUCH PROCEEDINGS SHALL BE ENTITLED TO RECOVER, IN ADDITION TO REASONABLE ATTORNEYS’ FEES AND ALL OTHER COSTS, ITS CONTRIBUTION FOR THE REASONABLE COST OF THE REFEREE AS AN ITEM OF RECOVERABLE COSTS. IF EITHER PARTY REFUSES TO PAY ITS SHARE OF THE COSTS OF THE PROCEEDING, AT THE TIME(S) REQUIRED, THE OTHER PARTY MAY DO SO, IN WHICH EVENT THAT PARTY WILL BE ENTITLED TO RECOVER (OR OFFSET) THE AMOUNT ADVANCED, WITH INTEREST, EVEN IF THAT PARTY IS NOT THE PREVAILING PARTY. THE REFEREE SHALL INCLUDE SUCH COSTS IN HIS JUDGMENT OR AWARD.

20.19.5 Matters Solely Adjudicated Under the Joint Venture Agreement. Notwithstanding anything in this Section 20.19 to the contrary, any actual or alleged breach of the Joint Venture Agreement by DW Member or the MGM Member, or the making of (or the failure to make) any decisions or determinations that constitutes a Major Decision under the Joint Venture Agreement shall be adjudicated and otherwise resolved in accordance with the terms and conditions of the Joint Venture Agreement, not the dispute resolution provisions of this Agreement. The Parties acknowledge and agree that any action or omission of MGM Member or DW Member made under this Agreement shall not constitute a breach of the Joint Venture Agreement by the MGM Member and DW Member, unless such action or omission, if made by the MGM Member or DW Member under the Joint Venture Agreement, would constitute a breach of the Joint Venture Agreement

20.20 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of California excluding its conflict of law principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in California

20.21 Agreement Subject to Nevada Gaming Law and Authorities. Notwithstanding anything to the contrary in this Agreement, this Agreement and all of the terms and conditions contained herein are subject to all Governmental and Regulatory Authority and Nevada Gaming Laws. In the event of any conflict between any Governmental and Regulatory Authority or any Nevada Gaming Law and the terms of this Agreement, the Parties acknowledge, understand and agree that the Governmental and Regulatory Authority and/or Nevada Gaming Law, as applicable, shall govern and the terms of this Agreement shall be amended accordingly to conform thereto. Furthermore, the Parties shall at all times during the Term of this Agreement, comply with all federal Gaming laws and Nevada Gaming Laws

20.22 Management and Operations Term Sheet. The Parties agree that the “Management and Operations Term Sheet” attached to the Joint Venture Agreement is superseded by the provisions of this Agreement.

20.23 WAIVER OF TRIAL BY JURY. FOR PURPOSES OF THIS AGREEMENT AND THE AIRCRAFT TIME SHARE AGREEMENT, THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 20.19 OF THIS AGREEMENT AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION 20.23 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY AND AGREEMENT TO ABIDE BY THE PROCEDURES SET FORTH IN THIS AGREEMENT.

20.24 Limitation of Liability.

20.24.1 For purposes of this Agreement and the Aircraft Time Share Agreement, the provisions of this Agreement to the contrary notwithstanding, the Parties acknowledge and agree with and for the benefit of Owner and the DW Member that the liability of Owner to make any additional payment or contribution of money at any time and from time to time pursuant to this Agreement and for any purpose pursuant to this Agreement is expressly limited to the interest of Owner in the Project. Such limitation of liability is further subject to the agreement that in no event shall Owner, the DW Member or the Manager have at any time any right, duty or obligation to contribute to or for the benefit of the Project any capital or other amounts unless specifically required by and authorized by the terms of the Joint Venture Agreement and any actions of Owner’s members taken in accordance with the Joint Venture Agreement.

(a) Without in any way limiting the provisions of this Section 20.24.1, the Parties acknowledge that in the event there is a default or an alleged default by Manager or MGM MIRAGE under the arrangements contemplated by this Agreement, or if any Party has any Claim arising from the arrangements contemplated in this Agreement, no Party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against Mr. Kirk Kerkorian, Tracinda Corporation, a Nevada corporation, and any other corporation or entity controlled by Mr. Kirk Kerkorian (other than MGM MIRAGE and its subsidiaries) or any principals of MGM MIRAGE or the Affiliates of such principals (the “MGM MIRAGE Restricted Affiliates”). The Parties hereby further agree that none of the MGM MIRAGE Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The Parties hereby further agree that they shall not permit or cause the Owner to assess a Claim or impose any liability against any MGM MIRAGE Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the Parties agree that none of the MGM MIRAGE Restricted Affiliates, individually or collectively, are a Party to this Agreement or liable for any alleged breach or default of this Agreement by Manager or MGM MIRAGE. It is expressly understood and agreed that this provision shall have no force and effect with respect to any document or agreement as to which Mr. Kirk Kerkorian or Tracinda Corporation is a Party with the DW Member or Affiliates of the DW Member, except as set forth in such other agreement.

(b) Without in any way limiting the provisions of this Section 20.24.1, the Parties acknowledge that in the event there is a default or an alleged default by DW Member under the arrangements contemplated by this Agreement, or if any Party has any Claim arising from the arrangements contemplated in this Agreement, no Party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against either the Government of Dubai, the United Arab Emirates, any corporation or entity controlled by the Government of Dubai or the United Arab Emirates (other than DW Member and its subsidiaries) or any principals of DW Member or the Affiliates of such principals (the “Dubai World Restricted Affiliates”). The Parties hereby further agree that none of the Dubai World Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The Parties hereby further agree that they shall not permit or cause Owner to assess a Claim or impose any liability against any Dubai World Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the Parties agree that none of the Dubai World Restricted Affiliates, individually or collectively, are a Party to this Agreement or liable for any alleged breach or default of this Agreement by DW Member or its Affiliates.

20.25 Use of Affiliates by Manager. In fulfilling its obligations under this Agreement, Managers may, subject to the Joint Venture Agreement, use the services of one or more of its Affiliates. If any Affiliate of a Manager performs services that any Manager is required to provide under this Agreement, the applicable Manager shall be ultimately responsible to Owner for its Affiliate’s performance. In addition, the compensation and other terms and conditions of any such Affiliate transaction shall be no less favorable to Owner than those that the Manager knows could reasonably be obtained at the time from an unrelated Party providing comparable goods or services, and it is expressly understood and agreed that Owner shall not enter into any contracts with an Affiliate of Manager other than at such Affiliate’s cost. Notwithstanding the foregoing, in the event Owner provides reasonable proof to Manager that the cost of a third party’s services is less than the cost charged by Manager’s Affiliate for the same or comparable service to be provided by such Affiliate, Owner shall be entitled to engage such third party in lieu of the Manager’s Affiliate.

20.26 Publicity. Owner and Managers shall coordinate with one another on all press releases relating to those matters material to the operation and management of the Resort Hotel and Casino.

20.27 Waivers. For purposes of this Agreement and the Aircraft Time Share Agreement, no consent or waiver, express or implied, by any Party to or of any breach or default by the other Party in the performance of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights under this Agreement. No consent or waiver by Owner to or of any breach or default by Manager in the performance of its obligations under this Agreement shall be effective unless such consent to or waiver of any such breach or default has been given in writing by the DW Member.

20.28 Other Agreements. Except to the extent as may now or hereafter be specifically provided, nothing contained in this Agreement will be deemed to modify any other agreement between Owner and Manager with respect to the Project or any other property executed and delivered contemporaneously with this Agreement (the “Concurrent Agreements”). This Agreement contains the entire agreement between Owner and Manager regarding the management of the Resort Hotel and Casino and Owner’s and Manager’s rights, duties and obligations related thereto and supersedes all prior oral or written agreements, understandings, representations and covenants, other than the Concurrent Agreements and the Joint Venture Agreement.

20.29 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date falls on a day that is not a Business Day, then that date will be extended to the next day which is a Business Day.

20.30 Attorney’s Fees and Other Costs. The Parties to this Agreement will bear their own attorneys’ fees in relation to negotiating and drafting this Agreement. Subject to the provisions of Section 20.19 of this Agreement, if Owner or Manager engages in litigation to construe, interpret or enforce this Agreement, the prevailing Party will have the right to indemnity by the non-prevailing Party for an amount equal to the prevailing Party’s reasonable attorneys’ fees, court costs and expenses arising therefrom.

20.31 Electronic Signatures. Signatures to this Agreement transmitted by facsimile or by electronic mail shall be valid and effective to bind the Party so signing. Each Party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other Party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each Party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other Party to this Agreement.

20.32 Relationship of Owner to Manager. Subject to the fiduciary duties owed by Manager to Owner pursuant to this Agreement and the Joint Venture Agreement, in carrying out its duties and obligations hereunder, the relationship of Manager and any of its Affiliates providing the Manager’s services to Owner will be that of an agent; in every instance where a Manager executes any agreement or document on behalf of Owner (pursuant to its rights set forth in this Agreement), such Manager shall do so in its capacity as an agent of Owner and shall make such designation evident in any such agreement.

20.33 Notices.

20.33.1 Other than as provided in Section 20.33.2, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next Business Day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:

If to any Manager:

Project CC, LLC

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89119

Attention: Assistant General Counsel

Facsimile: (702) 693-7628

With a copy to:

Project CC, LLC

3780 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Vice President and General Counsel

Facsimile: (702) 862-1586

and

With a copy to:

Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, California 90067-6219

Attention: Peter M. Weil, Esq.

Facsimile: (310) 556-2920

and

With a copy to:

Project CC, LLC

3780 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Vice President and General Counsel

Facsimile: (702) 862-1586

If to Owner:

CITYCENTER HOLDINGS, LLC

c/o Project CC, LLC

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Assistant General Counsel

Facsimile: (702) 632-9878

With a copy to:

Project CC, LLC

3780 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Vice President and General Counsel

Facsimile: (702) 862-1586

and

With a copy to:

Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, California 90067-6219

Attention: Peter M. Weil, Esq.

Facsimile: (310) 556-2920

and

With a copy to:

INFINITY WORLD DEVELOPMENT CORP

c/o: Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

P. O. Box 17000

Dubai, United Arab Emirates

Attention: Mr. Kar Tung Quek

Facsimile: 011-971-4-361-2530

and

With a copy to:

INFINITY WORLD DEVELOPMENT CORP

c/o: Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

P. O. Box 17000

Dubai, United Arab Emirates

Attention: DW Representative

Facsimile: 011-971-4-361-2530

and

With a copy to:

Paul, Hastings, Janofsky & Walker, LLP

515 South Flower Street, 25th Floor

Los Angles, California 90071

Attention: Rick S. Kirkbride, Esq.

Facsimile: (213) 996-3261

If to MGM MIRAGE:

MGM MIRAGE

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89119

Attention: General Counsel

Facsimile: (702) 693-7268

With a copy to:

Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, California 90067-6219

Attention: Peter M. Weil, Esq.

Facsimile: (310) 556-2920

20.33.2 Addresses for Reporting Submissions and Property Level Information. With respect to the reports and other information, materials or documents prepared by Manager or General Manager in accordance with the provisions of this Agreement which are created or produced for the purpose of providing Component operating or financial reporting information, Manager and General Manager shall provide copies of all such items to the DW Representative at the address provided above.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

OWNER:

CITYCENTER LAND, LLC,
a Nevada limited liability company

By:	CityCenter Holdings, LLC,
a Delaware limited liability company,
its sole member

By:	Project CC, LLC,
a Nevada limited liability company, its managing member

By: /s/ Bryan L. Wright
Name: Bryan L. Wright
Title: Assistant Secretary

GENERAL MANAGER:

PROJECT CC, LLC,
a Nevada limited liability company

By: /s/ Bryan L. Wright
Name: Bryan L. Wright
Title: Assistant Secretary

RESORT HOTEL AND CASINO OPERATOR:
CITYCENTER HOTEL & CASINO, LLC,
a Nevada limited liability company

By: /s/ Bryan L. Wright
Name: Bryan L. Wright
Title: Assistant Secretary

[SIGNATURE PAGES TO HOTEL AND CASINO OPERATION AND HOTEL ASSETS MANAGEMENT AGREEMENT]

S-1

With respect to its obligations pursuant to ARTICLE 11,

ARTICLE 16, Section 3.1.10, Section 3.1.14(b), Section 3.4 and Section 20.5 only;

provided, however, that the provisions of Section 20.5 are not in any manner limited by specific reference to the foregoing provisions.

MGM MIRAGE:

MGM MIRAGE,

a Delaware corporation

By: /s/ Bryan L. Wright
Name: Bryan L. Wright
Title: Sr. Vice President; Assistant General Counsel
and Assistant Secretary

[SIGNATURE PAGES TO HOTEL AND CASINO OPERATION AND HOTEL ASSETS MANAGEMENT AGREEMENT]

S-2

EXHIBIT A

MASTER GLOSSARY OF DEFINITIONS

“Accounting Month” shall mean a full calendar month (or partial calendar month if at the beginning or end of the Term).

“Aircraft Time Share Agreement” shall have the meaning ascribed to such term in Section 11.3.2.

“Agreement” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean (a) any person directly or indirectly controlling, controlled by or under common control with such other person; and (b) any member of the immediate family (e.g., grandmother, grandfather, father, mother, son, daughter, brother, sister, aunt, uncle, niece, nephew, grandson or granddaughter) of any of the foregoing persons; provided, however, that none of Mr. Kirk Kerkorian, Tracinda Corporation, any other corporation or entity controlled by Mr. Kirk Kerkorian (other than MGM MIRAGE or its subsidiaries), the Government of Dubai, the United Arab Emirates or any corporation or entity controlled by the Government of Dubai or the United Arab Emirates (other than DW Member or its subsidiaries) shall be deemed an Affiliate of any Manager, MGM MIRAGE, Owner, or DW Member. For purposes hereof, the term “control” shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more persons.

“Alteration” shall mean any alteration, change, renovation or refurbishing, improvement or rebuilding of, or addition to, the Improvements (as hereinafter defined) or any part thereof, structural or otherwise.

“Annual Statement” shall have the meaning ascribed to such term in Section 10.4.

“Base Management Fee” shall have the meaning ascribed to such term in Section 5.1.

“Business Days” means each day other than a Saturday, Sunday or any day observed by the Federal, State of Nevada or local government in Las Vegas, Nevada as a legal holiday.

“Board of Directors” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Capital Budget” shall mean the capital budget showing expenditures required for Capital Improvements to the Resort Hotel and Casino for each Operating Year and the purchases of

Equipment to be funded out of the Replacement Reserve Fund, Working Capital, or other sources of funds, as applicable.

“Capital Improvements” shall mean all Alterations whose costs are not charged to repairs and maintenance in accordance with GAAP and consistent with the financial statements of, and formats for, wholly owned properties of MGM MIRAGE.

“Casualty” shall mean any fire, flood or other act of God or casualty that results in damage or destruction to the CityCenter Project or any Component thereof.

“CCL” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Central Plant” shall mean the on-site central plant to be governed by a central plant agreement that will be executed in the future.

“Centralized Services” shall have the meaning ascribed to such term in Section 11.1.

“Certified Financial Statements” shall mean the annual financial statements of Owner audited by the Company Accountant for each applicable Operating Year in accordance with the Joint Venture Agreement, together with the opinion of the Company Accountant thereon based on such audit.

“CityCenter Guest Data” shall mean any guest contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and similar information obtained in the ordinary course of business from guests of the Component during such guests’ stay at any of the Components, but excluding any such data obtained by a Manager or its Affiliates through any other sources (including from other Operator Group Hotels).

“CityCenter Project” shall mean, collectively, the Resort Hotel and Casino, the Veer Component, the Mandarin Component, the Harmon Component, the Vdara Component, the Crystals Component, and the Other Project Component.

“CityCenter Project Manager” shall mean the chief executive officer of the CityCenter Project appointed from time to time in accordance with Section 7.1.

“Claim” shall mean any and all claims, demands, damages, judgments, costs, losses, penalties, fines, liens, suits, and expenses and liabilities, including, without limitation, attorneys’ fees and costs and expenses incident thereto.

“Company Accountant” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Compensation” shall mean all compensation and other benefits for Personnel, including, without limitation, salaries, usual and customary fringe benefits, including health, life and disability insurance, pension and profit sharing plans, stock options, stock appreciation rights and other equity compensation plans, payroll taxes and any other remuneration or expenses of such Personnel, prorated, with respect to Other Personnel, to take into account the portion of such individual’s time devoted or allocated to providing services to any of the Components.

“Complimentaries” shall mean any goods or services (other than any Gaming incentive, such as match play coupons, promotional chips or other Gaming promotions) provided to customers free of charge, at a discounted rate or in the form of a rebate or credit. Such goods or services may include, for example, rooms, food and beverage, spa services and retail merchandise. Complimentaries may be provided to customers pursuant to a discretionary incentive program, targeted to either past, current or potential customers and may or may not be related to the customer’s level of past play. Conversely, complimentaries may be provided to customers pursuant to a nondiscretionary incentive program, such as a loyalty program, whereby the customer has earned the Complimentaries based on the customer’s level of past play.

“Component” shall mean any of the Mandarin Component, Resort Hotel and Casino, Harmon Component, Vdara Component, Crystals Component, Veer Component or Other Project Component, in each case, in its entirety taken as a whole.

“Concurrent Agreements” shall have the meaning ascribed to such term in Section 20.28.

“Condemnation” shall have the meaning ascribed to such term as set forth in Section 17.2.

“CPI” shall mean that certain index published by the United States Department of Labor, Bureau of Labor Statistics, known as the Consumer Price Index For All Urban Consumers, (1982—1984 = 100) for the market area that includes the Resort Hotel and Casino. When adjusting an amount for a change in the CPI, the amount in question shall be determined by multiplying such amount by a fraction, the numerator of which is the CPI as of the date the adjustment is to occur, and the denominator of which is the CPI applicable to such amount as of the date the base period at issue commenced. If such index does not exist on any adjustment date in the same format as referred to in this paragraph, Owner shall substitute in lieu thereof an index reasonably comparable to such index referred to above which is then published by the Bureau of Labor Statistics, or successor or similar governmental agency, or if no governmental agency then publishes an index, Owner shall substitute therefor any comparable index then published by a reputable private organization.

“CPI Annual Percentage Increase” shall have the meaning ascribed to such term in Section 8.1.4(c).

“Crystals Component” shall mean the retail and entertainment facility located within the CityCenter Project.

“Crystals Retail Management Agreement” shall mean that certain Retail Management Agreement dated as of November 15, 2007, by and among The Crystals at CityCenter Management, LLC, a Nevada limited liability company, Project CC, LLC, a Nevada limited liability company, and MGM MIRAGE, a Delaware corporation, as amended from time to time by the parties thereto in writing.

“Cure Right” shall have the meaning ascribed to such term in Section 15.2.

“Development Management Agreement” shall mean that certain Development Management Agreement dated November 15, 2007 by and between Development Manager and Owner.

“Development Manager” means Project CC, LLC, a Nevada limited liability company.

“Dubai World Restricted Affiliates” shall have the meaning ascribed to such term in Section 20.24.1(b).

“DW Member” shall mean Infinity World Development Corp, a Nevada corporation (as successor-in-interest to Dubai World, a Dubai, United Arab Emirates government decree entity), its successors and assigns.

“DW Member Representative” shall have the meaning ascribed to such term in Section 20.19.2.

“DW Representative” shall have the meaning ascribed to such term in Section 6.1.5.

“EBITDAM” means Gross Revenue less (i) Operating Expenses and (ii) the Base Management Fee.

“Effective Date” shall mean November 15, 2007.

“Environmental Law” shall mean any current or future governmental rule, regulation, law, regional or international treaty and/or other enactment now or hereafter in effect and applicable to the CityCenter Project or any portion thereof or to activities carried on thereat or with respect thereto (whether of a national, regional, state, international or local government, agency or instrumentality), regulating, relating to, or imposing liability or standards of conduct concerning the use, generation, treatment, storage, disposal or abatement of Hazardous Materials.

“Equipment” shall mean a collective term for the Furniture, Fixtures, Structural Repairs and Equipment, the Operating Equipment and the Gaming Equipment.

“Event of Default” shall have the meaning ascribed to such term as set forth in Section 16.1.

“Excess Capacity Agreement” shall refer to that certain Central Plant Excess Capacity Agreement between MGM MIRAGE and Owner, dated as of November 15, 2007.

“Financing Instrument” shall mean any agreement(s) and instrument(s) relating to any debt proceeds that may finance the development and/or operation of the CityCenter Project (or any Component thereof) from time to time, whether or not secured by a Mortgage, together with all promissory notes, loan agreements and other documents relating thereto, as the same may exist from time to time pursuant to the terms of this Agreement.

“Force Majeure Event” shall mean any one or more of the following events or circumstances that, alone or in combination, directly or indirectly adversely affects the operation of the CityCenter Project or any Component thereof: fire, earthquake, storm or other casualty;

strikes, lockouts, or other labor interruptions; war, rebellion, riots, acts of terrorism, or other civil unrest; acts of God or of any government; disruption to local, national or international transport services; shortages of materials, epidemics, quarantine or any other public health restrictions or public health advisories; or any other similar event beyond the Parties’ reasonable control (but excluding causes which can be controlled by the expenditure of money in accordance with usual business practices and the Project Budget). Changes in market conditions, without another event or circumstance affecting the CityCenter Project (or any Component thereof) as enumerated above, shall not constitute a Force Majeure Event.

“Furniture, Fixtures, Structural Repairs and Equipment” shall mean all furniture, furnishings, fixtures and equipment required for the operation of a Component at the Operating Standard, including, without limitation: carpeting and other floor coverings, draperies, fabrics, paintings, works of art, bedspreads, and television sets; office furniture, fixtures, equipment and machines, including safes, cash registers, and accounting, duplicating and communication machines and equipment; guest room and lobby furniture; specialized hotel and restaurant equipment, such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bars and cocktail lounges, and special lighting and other equipment; vehicles, material handling equipment, and cleaning equipment and all other fixtures, equipment, apparatus and personal property needed for such purpose, other than Operating Equipment, Operating Supplies, and fixtures attached to and forming part of the Improvements and structural repairs.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been generally accepted by a major accounting firms in the United States. Any accounting terms not otherwise defined herein shall be construed and applied according to such generally accepted accounting principles.

“Gaming” shall mean any game played with cards, dice, equipment or any mechanical, electromechanical or electronic device or machine for money, property, checks, markers or any representative of value, including, without limiting the generality of the foregoing, faro, monte, roulette, keno, bingo, fan-tan, twenty-one, blackjack, seven-and-a-half, big injun, klondike, craps, poker, chuck-a-luck, Chinese chuck-a-luck (dai shu), wheel of fortune, chemin de fer, baccarat, pai gow, beat the banker, panguingui, slot machine, any banking or percentage game, race and sport activities or any other game or device approved by the Nevada Gaming Authorities.

“Gaming Approval” shall mean any governmental approval or permit required for Resort Hotel and Casino Operator’s operation of the casino including, but not limited to, any liquor license, business license, Gaming or special use permit or variance.

“Gaming Equipment” shall mean all electronic, manual, video equipment, devices or machinery, together with all computerized software and hardware necessary for the use, operation and enjoyment of such equipment or devices and other related gaming equipment and supplies, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in NRS § 463.014) and associated equipment (as defined in NRS § 463.0136), used in connection with the operation of a casino, which may be purchased, leased, or licensed to a Manager or Owner for installation and use at the casino.

“General Manager” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Governmental and Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or the Nevada Gaming Authorities.

“Gross Gaming Revenue” shall mean net win from Gaming activities, to be recorded on an accrual basis, and is defined as the difference between Gaming wins and losses before deducting costs and expenses—reduced by jackpot accruals, customer discounts, accruals for certain loyalty program costs, and certain other adjustments. All such adjustments shall be in accordance with the requirements of GAAP and the American Institute of Certified Public Accountant’s then-current version of the Audit and Accounting Guide for Casinos.

“Gross Revenue” shall mean, with respect to each individual Component, all revenue and income derived directly from the operation of such Component and properly attributable to such period, determined in accordance with GAAP, including, without limitation, Gross Gaming Revenue, but expressly excluding the following: (i) sales, occupancy, value added, use, excise taxes and similar taxes imposed by a Governmental and Regulatory Authority and collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret and similar taxes; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of such Component’s operations and income derived from securities and other property acquired and held for investment; (iii) receipts from any Condemnation, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to such Component; (iv) proceeds of any insurance, including the proceeds of any business interruption insurance; and (v) rebates, discounts or credits for any goods or services provided by Manager of such Component (provided that charge and credit card commissions shall not reduce Gross Revenue, but shall constitute an Operating Expense).

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 20.5.1.

“Harmon” shall mean Harmon Hotel LLC.

“Harmon Component” shall mean the Harmon hotel and residences.

“Harmon Management Agreement” shall mean that certain Management Agreement dated June 30, 2006 by and between Project CC, LLC and Harmon Hotel LLC, as manager which Harmon Management Agreement was subsequently assigned to Owner.

“Hazardous Materials” shall mean any substance or material containing one or more of the following: hazardous material, hazardous waste, hazardous substance, regulated substance, petroleum, pollutant, contaminant or asbestos, as such terms are defined in any applicable

Environmental Law, in such concentration(s) or amount(s) as may require clean-up or removal, or which could reasonably be expected to present a risk of harm to guests, invitees or Personnel.

“Hotel Assets” shall mean the Harmon Component together with the Mandarin Component.

“House Accounts” shall mean any house accounts established by a Manager in addition to the Operating Accounts and the Replacement Reserve Fund as established by a Manager to maintain petty cash funds at the respective Component.

“Impositions” shall mean all taxes (including but not limited to all hotel occupancy, personal property, sales, use and real property taxes), assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees, and any other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on or with respect to a Component (including any portion or department thereof) or the furnishing, equipping, use or operation thereof.

“Improvements” shall mean all improvements which currently exist or in the future exist on the CityCenter Project including, if any, (i) the building containing the hotel and the casino; (ii) restaurant, laundry and other commercial space, meeting rooms and public rooms; (iii) back and front offices; (iv) storage and service areas; and (v) all Equipment attached to, forming a part of and necessary for the operation of such building, structures or improvements (including, without limitation, ventilating, plumbing, air conditioning, electrical, refrigeration and acoustical systems).

“Infrastructure” shall mean structures, buildings and other improvements except any structure, building or improvement comprising a Component.

“Incentive Management Fee” has the meaning ascribed to such term in Section 5.1.

“Insurance Requirements” shall mean all terms of each insurance policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters applicable to the CityCenter Project and/or each Component thereof, or the construction, furnishing, equipping or operation thereof, excluding recommendations of the insurance carriers.

“Joint Venture” shall mean CityCenter Holdings, LLC, a Delaware limited liability company.

“Joint Venture Agreement” shall mean that certain Limited Liability Company Agreement of CityCenter Holdings LLC dated as of August 21, 2007, by and between MGM Member and DW Member, as amended by that certain Amendment No. 1 to the Joint Venture Agreement dated as of November 15, 2007 as the same may be further modified, amended and restated from time to time in writing.

“Legal Requirements” shall mean all laws (including Environmental Laws and Nevada Gaming Laws), statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all Governmental and Regulatory Authority (including, without limitation, all appropriate beverage control authorities) and public utilities which now or hereafter may be applicable to the CityCenter Project or any Component thereof or the furnishing, equipping or operation thereof.

“LET” shall mean Live Entertainment Tax.

“Major Decision” shall have the meaning set forth in the Joint Venture Agreement.

“Management Agreements” shall mean the Harmon Management Agreement, the Mandarin Offshore Management Agreement and the Mandarin Onshore Management Agreement.

“Manager” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Managing Member” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Manager Representative” shall have the meaning ascribed to such term in Section 20.19.2.

“Mandarin Component” shall mean the 400-room Mandarin Oriental hotel and residences.

“Mandarin Offshore” shall mean Mandarin Oriental Overseas Management Limited.

“Mandarin Offshore Management Agreement” shall mean that certain Offshore Management Agreement dated October 27, 2005 by and between Project CC, LLC and Mandarin Offshore, which is the Mandarin Offshore Management Agreement.

“Mandarin Onshore” shall mean Mandarin Oriental Management (USA) Inc.

“Mandarin Onshore Management Agreement” shall mean that certain Onshore Management Agreement dated October 27, 2005 by and between Project CC, LLC and Mandarin Onshore, which Mandarin Onshore Management Agreement.

“Markers” shall have the meaning ascribed to the term “Credit instrument” in NRS § 463.01467.

“Material Event of Default” shall have the meaning ascribed to such term as set forth in Section 16.3.3.

“Members” shall mean, collectively, the MGM Member and DW Member.

“MGM Guest Data” shall mean all guest or customer contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), customer profiles, histories, preferences and similar information in any database of a Manager or its Affiliates, including information gathered through MGM MIRAGE’s guest loyalty program, or otherwise through the websites and databases operated or maintained by MGM MIRAGE in connection with the

Operator Group Hotels or any facility associated with the Operator Group Hotels (such as restaurants and spas), but specifically excluding the CityCenter Guest Data.

“MGM MIRAGE” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“MGM Member” shall mean Project CC, LLC, a Nevada limited liability company in its role as Managing Member, its successors and assigns.

“MGM MIRAGE Restricted Affiliates” shall have the meaning ascribed to such term in Section 20.24.1(a).

“Monthly Statements” has the meaning ascribed to such term in Section 10.3.

“Mortgage” shall mean any real estate, leasehold, chattel mortgage, security agreement, mortgage, security deed or similar document or instrument encumbering the CityCenter Project (or any Component thereof) or any interest therein, together with all promissory notes, loan agreements or other documents relating thereto.

“Mortgagee” shall mean any holder or beneficiary of a Mortgage.

“Nevada Gaming Authorities” shall mean, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and all other state and local regulatory and licensing bodies with authority over gaming activities and devices in the State of Nevada.

“Nevada Gaming Laws” shall mean all laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming or the distribution of gaming devices and associated equipment, codified in NRS Chapter 463 and the regulations of the Nevada Gaming Commission promulgated thereunder.

“NRS” shall mean the Nevada Revised Statutes, currently in effect and as amended from time to time.

“Operating Accounts” shall mean the bank accounts established for each Component in accordance with this Agreement.

“Operating Expenses” means with respect to each individual Component, all ordinary and necessary expenses incurred in the operation of such Component as determined in accordance with GAAP, excluding all (i) income taxes; (ii) any depreciation and amortization; (iii) Pre-Opening Expenses; (iv) asset write-downs; (v) impairments; (vi) costs incurred in connection with any Casualty or Condemnation; and (vii) any interest expense.

“Operating Equipment” shall mean all chinaware, glassware, linens, silverware, flatware and hollowware, uniforms, kitchen utensils, and other items of a similar nature required for the operations of a Component in accordance with the Operating Standard.

“Operating Fee” shall have the meaning ascnoed to such term in Section 5.1.

“Operating Standard” shall mean, subject to the limitations of the Project Budget and the availability of funds, the standards according to which the CityCenter Project (and any

Component thereof) is to be operated, maintained, furnished, equipped and refurbished, that is, as reasonably deemed necessary by the General Manager or the Resort Hotel and Casino Operator (a) with respect to the Resort Hotel and Casino, at a level of service and quality generally considered to be “world class luxury level,” (b) in accordance with the terms of all Financing instruments, including, but not limited to, any Mortgage, (c) in accordance with, subject to Section 8.l.5, the applicable approved Project Budget, and (d) in a manner reasonably expected to: (i) protect and preserve the assets that comprise the CityCenter Project (and any Component thereof), and (ii) maximize the profitability and value of both the CityCenter Project as a whole, and each Component thereof over the ensuing five (5) year period.

“Operating Supplies” shall mean the following items and inventories thereof: food and beverage and other immediately consumable items used in the operation of a Component, such as fuel, soap, light bulbs, mechanical stores, cleaning material, matches, stationary, paper supplies, and similar items.

“Operating Year” shall mean a full calendar year, except that the first Operating Year for a Component shall commence on the Resort Hotel and Casino Opening Date, and the last Operating Year shall end on the expiration of the Term, unless sooner terminated pursuant to the provisions of this Agreement.

“Operator Group Additional Managed Assets” shall mean all property in the United States that is owned or managed by any of the Managers and/or their respective Affiliates.

“Operator Group Hotels” shall mean all hotels and casinos in the United States that are owned or managed by any of the Managers and/or their respective Affiliates.

“Other Personnel” shall mean all individuals, other than Project Personnel, CityCenter Project Manager, and such executive officers of MGM MIRAGE who are subject to reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, performing services in the name of the CityCenter Project (or any Component thereof), regardless of the identity of the employer of such individuals.

“Other Project Component” shall mean the fire station, people mover station, garage, Infrastructure, and the Central Plant, collectively.

“Owner” shall mean, collectively, CCL and any direct or indirect wholly-owned subsidiary of the Joint Venture that may directly own any of the Components now or at any time hereafter. To the extent there are any future “Owners,” each such “Owner” shall be required to sign a joinder agreement in the form attached hereto as Exhibit E.

“Parties” or “Party” shall have the respective meanings ascribed to such terms in the introductory paragraph of this Agreement.

“Performance Test Failure” shall have the meaning ascribed to such term in Section 15.1.

“Performance Test Period” shall have the meaning ascribed to such tern in Section 15.1.

“Personnel” shall mean the Project Personnel, CityCenter Project Manager, and Other Personnel.

“Pre-Opening Budget” shall have the meaning ascribed to such term as set forth in Section 4.1.

“Pre-Opening Expenses” shall have the meaning ascribed to such term as set forth in Section 4.2.

“Pre-Opening Services” shall mean such pre-opening services for the Resort Hotel and Casino set forth in Section 4.1.

“Project Agreements” shall mean this Agreement, the Vdara Condo-Hotel Management Agreement, and the Crystals Retail Management Agreement.

“Project Budget” shall mean the operating budgets and Capital Budgets prepared for the Resort Hotel and Casino in accordance with this Agreement.

“Project Personnel” means all individuals dedicated to the CityCenter Project (or any Component thereof) on a full time basis and performing services in the name of the CityCenter Project (or any Component thereof), regardless of the identity of the employer of such individuals.

“Property Operators” shall mean collectively, Mandarin Onshore, Harmon and Mandarin Offshore, and any other third party operator engaged with respect to an Operator Group Additional Managed Asset.

“Proprietary Information” shall mean all intellectual property relating to a Manager or any of its Affiliates, the business affairs of a Manager or any of its Affiliates, or any hotel, resort, casino, restaurant, café, club or other similar operation, spa or similar facility (or amenity thereto) which a Manager or any of its Affiliates owns, leases, operates or franchises, including, without limitation: (i) Trademarks; (ii) proprietary software (including proprietary applications and interface software specifically acquired, developed or modified in whole or in part by or for a Manager or its Affiliates) used in the operation of a Component; (iii) MGM Guest Data; (iv) creative material relating to the operating and design standards of any hotel or resort owned, leased, operated or franchised by a Manager or any of its Affiliates, including artwork, graphics, collateral, promotions, designs, layouts and prototypes; and (v) all trade secrets and copyrightable or patentable subject matter (including, by way of example, operational manuals; procedures, methods, techniques, ideas and know-how) developed, acquired, or licensed by a Manager or any of its Affiliates in the operation of a Component or in any other hotel owned, leased, operated or franchised by a Manager or any of its Affiliates, and all intellectual property rights relating to any of the foregoing.

“Purchasing Program” shall mean programs made by any Manager and/or their respective Affiliates for the purchase of certain Equipment or Operating Equipment from time to time to the Operator Group Hotels (whether on a national, regional, mandatory, optional or other basis).

“Quarterly Period” shall mean a three-month period ending on March 31, June 30, September 30, and December 31 of each Operating Year.

“Quarterly Statements” shall have the meaning ascribed to such terms in Section 10.3.

“Reimbursable Expenses” has the meaning ascribed to such term in Section 5.3.

“Reimbursable Services” has the meaning ascribed to such term in Section 11.3.

“Remedy” shall have the meaning ascribed to such term in Section 20.5.1(b).

“Replacement Reserve Amount” shall have the meaning ascribed to such term in Section 9.2.

“Replacement Reserve Fund” shall mean an interest-bearing bank account at a bank designated by Owner for deposit of the monthly Replacement Reserve Amount.

“Reporting Period Statements” shall have the meaning ascribed to such terms in Section 10.3.

“Resort Hotel and Casino” shall mean, collectively, the approximately four thousand (4000) room resort and hotel located within the CityCenter Project and all related facilities.

“Resort Hotel and Casino Operator” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Resort Hotel and Casino Opening Date” shall mean, with respect to the Resort Hotel and Casino, that date on which the Resort Hotel and Casino shall be open for business to the general public.

“Surveillance Equipment” shall mean all surveillance devices for the Resort Hotel and Casino as required by Nevada Gaming Authorities and applicable Nevada Gaming Laws and as is customary for the operation of a first-class hotel and casino on the Las Vegas strip.

“Successor” shall have the meaning ascribed to such term in Section 20.7.1(a).

“Term” has the meaning ascribed to such term in Section 2.1.

“Third-Party Operated Areas” shall mean any areas of a Component operated by Third-Party Operators.

“Third-Party Operators” shall mean third parties that operate certain areas of the Component not otherwise operated by a Manager.

“Trademarks” shall mean the trademarks, trade names, service marks and copyrights owned or controlled by a Manager or any of its Affiliates, and any related marks, logos or symbols, together with the right to use any and all slogans, derivations, trade secrets, know-how and trade dress and all other proprietary rights associated with such names, marks and slogans, owned or controlled by a Manager or its Affiliates.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, exchange, conveyance, leasing or other disposition or transfer, for value or otherwise, voluntary or involuntary, by operation of law or otherwise.

“Uncontrollable Expenses” shall mean those certain expenses, including real estate and personal property taxes, utilities, insurance premiums, license, permit fees and charges provided for in contracts and leases entered into pursuant to this Agreement, or prices or fees charged by third parties for goods and services, in each case, that are not within the ability of a Manager to control.

“Vdara Component” shall mean the condominium tower located within the CityCenter Project.

“Vdara Condo-Hotel Management Agreement” shall mean that certain Condo Hotel Management Agreement by and among Vdara Condo Hotel, LLC, a Nevada limited liability company, and CityCenter Vdara Development, LLC, a Nevada limited liability company, dated November 15, 2007, as amended time to time by the parties thereto in writing.

“Veer Component” shall mean the twin luxury condominium towers located within the CityCenter Project.

“Working Capital” shall mean, with respect to a Component, funds which are reasonably necessary for the day-to-day operation of such Component’s business in accordance with this Agreement.

EXHIBIT B

PLAYER’S CLUB

Player’s Club is MGM MIRAGE’s player loyalty program that uses one card for tracking both slots and table games play. Points can be redeemed at participating casinos. The database for Player’s Club maintains customer data and includes a compilation of information regarding individual players, customers or patrons who have had their table, slot play or other expenditures tracked. Membership in Player’s Club is free.

EXHIBIT C

OTHER CORPORATION ALLOCATIONS

Call Center

Community Affairs/Diversity

Design Center

Energy Management

Graphic Arts

Human Resources (Corp.)

Internal Audit

Internet/Leisure Sales (Corp.)

Loyalty Marketing

Public Relations

Purchasing (Corp.)

Retail (Corp.)

Risk Management (Corp.)

Security (Corp.)

Shared Services

AMENDMENT NO. 1

TO

HOTEL AND CASINO OPERATIONS AND HOTEL ASSETS

MANAGEMENT AGREEMENT

This Amendment No. 1 to the Hotel and Casino Operations and Hotel Assets Management Agreement (this “Amendment”) is entered into and dated as of April 29, 2009 (the “Amendment Effective Date”), by and among CITYCENTER HOTEL & CASINO, LLC, a Nevada limited liability company (the “Resort Hotel and Casino Operator”), PROJECT CC, LLC, a Nevada limited liability company (individually “General Manager” with General Manager and Resort Hotel and Casino Operator being referred to collectively as the “Managers” individually as a “Manager”), MGM MIRAGE, a Delaware corporation (“MGM”), and Owner.

RECITALS

WHEREAS, Managers, MGM and Owner entered into that certain Hotel and Casino Operations and Hotel Assets Management Agreement (the “Agreement”) dated November 15, 2007, with respect to the subject matters set forth therein; and

WHEREAS, Managers, MGM and Owner desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1 Defined Terms. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Agreement (as amended hereby).

Section 2 Amendment to the Agreement. Effective as of the Amendment Effective Date, the Agreement is hereby amended as follows:

2.1 Project Budget: Section 8.1.1 is hereby deleted and replaced in its entirety with the following:

“8.1.1 Preparation of Proposed Project Budget. No later than ninety (90) days prior to the Resort Hotel and Casino Opening Date, each Manager shall prepare and submit to Owner the Project Budget with respect to the first Operating Year for its respective Component (other than with respect to any Component, including the Hotel Assets, for which a third party manager is obligated to provide a budget, in which event Managers shall use commercially reasonable efforts to cause the third party manager to prepare and deliver the draft budget in accordance with the applicable management agreement) for Owner’s review and written approval. Thereafter, at least ninety (90) days prior to the beginning of each subsequent Operating Year, each Manager shall prepare and submit to Owner the Project Budget for such Operating Year for its respective Component (other than with respect to any Component, including the Hotel Assets, for which a third party manager is obligated to provide a budget, in which event Managers shall use commercially reasonable efforts to cause the third party manager to prepare and deliver the draft budget in accordance with the applicable management agreement) for Owner’s review and written approval. Each Manager shall act reasonably and exercise prudent business judgment in preparing each proposed Project Budget.”

2.2 Books and Records: The following sentence shall be added to the end of Section 10.1: “All books and records for the Resort Hotel and Casino and the Hotel Assets shall be located onsite at the Resort Hotel and Casino or at another location which affords reasonable access to all Parties to this Agreement.”

2.3 Events of Default:

(a) The introductory clause of Section 16.1.1 is hereby deleted and replaced in its entirety with the following:

“16.1.1 Events of Default on the Part of Either Party. The following shall constitute an event of default under this Agreement (each such event being referred to herein as an “Event of Default”) but each Party acknowledges and agrees that the other Party will not be in default or breach of this Agreement to the extent that such default or breach arises from an action or omission of the other Party or any of its Affiliates (including without limitation MGM MIRAGE) and, with respect to Owner, to the extent that such default or breach arises regarding a matter that is within the control of Manager or its Affiliates (including without limitation MGM MIRAGE):”

(b) Section 16.1.1(c) is hereby deleted and replaced in its entirety with the following:

“(c) Insolvency. (i) The institution by a Party of proceedings under any federal or state law for the relief of debtors wherein such Party is seeking relief as a debtor, (ii) a general assignment by a Party for the benefit of creditors, (iii) the institution by a Party of a proceeding for relief under the United States Bankruptcy Code, (iv) the institution against a Party of a proceeding under the United States Bankruptcy Code, which proceeding is not dismissed, stayed or discharged within 60 days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding, (v) the admission by a Party in writing of its inability to pay its debts as they mature or (vi) the attachment, execution or other judicial seizure of all or any substantial part of the membership interests, stock, partnership interests or other equity interests in a Party which remains undismissed or undischarged for a period of 15 days after the levy thereof, if such attachment, execution or other judicial seizure would reasonably be expected to have a material adverse effect upon the performance by such

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Party of its obligations under this Agreement; provided, however, that any such attachment, execution or seizure shall not constitute an Event of Default if such Party posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Party’s membership interests are thereby released from the lien of such attachment (each an “Event of Bankruptcy”); provided, however, that notwithstanding the foregoing or any provision of Delaware law to the contrary, none of the Events of Bankruptcy enumerated above shall be deemed an Event of Default hereunder until such time as: (a) a chapter 11 trustee or an examiner with expanded powers is appointed to exercise rights otherwise vested in the Party’s estate or in the Party as debtor in possession, (b) the Event of Bankruptcy is a chapter 7 case in which an order for relief is entered, or a chapter 11 case that has been converted to chapter 7 by entry of an order directing such conversion, (c) following an Event of Bankruptcy, the Party does not perform its obligations hereunder, or (d) following an Event of Bankruptcy, the Required Lenders under the Construction Facility declare an event of default thereunder.”

2.4 Termination Rights: Section 16.4.2 is hereby deleted and replaced in its entirety with the following:

“16.4.2 At any time during the Term, General Manager or its Affiliates cease, collectively, to own directly or indirectly at least twenty-five (25%) of the equity of Owner;”.

2.5 Force Majeure Event: Each Manager shall make good faith, reasonable efforts to notify Owner and the DW Member Representative as soon as such Manager becomes aware of an Emergency Situation (which must be within twenty-four (24) hours following the Emergency Situation). Each Manager will provide immediate notice of a Force Majeure Event to Owner and the DW Member Representative specifying the circumstances of the Force Majeure Event, providing any supporting documentation as may be available to evidence such circumstances, and shall periodically update Owner and the DW Member Representative on the progress of the Force Majeure Event.

2.6 Replacement of DW Member Representative: William Grounds is hereby designated as the DW Member Representation in place of Kar Tung Quek

2.7 Replacement of Notice Party: George Dalton hereby replaces Kar Tung Quek as a notice party and copies of written notices required to be delivered to the attention of Kar Tung Quek on behalf of Infinity World Development Corp in accordance with Section 20.33.1 shall be delivered to the attention of George Dalton.

2.8 Definitions: Exhibit A to the Agreement is hereby amended as follows:

(a) The definition of “Project Budget” is amended to read in its entirety as follows:

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““Project Budget” shall mean the operating budget and Capital Budgets prepared for the Resort Hotel and Casino in accordance with this Agreement, as approved by Owner pursuant to Section 8.1.2 above.”

(b) A new defined term “Emergency Situation” is hereby added to Exhibit A to the Agreement and shall read as follows:

““Emergency Situation” shall mean a bona fide emergency situation which creates an imminent risk to life, safety or significant damage to the CityCenter Project.”

Section 3 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Parties under the Agreement. This Amendment shall apply and be effective only with respect to the provisions of the Agreement specifically referred to herein. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, shall be deemed a reference to the Agreement as amended hereby.

Section 4 Governing Law. This Amendment shall be governed by and construed in accordance with the Legal Requirements of the State of California excluding its conflict of laws principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in California.

Section 5 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

OWNER: CITYCENTER LAND, LLC, a Nevada limited liability company

By:	City Center Holdings, LLC,
a Delaware limited liability company, its sole member

By:	Project CC, LLC,
a Nevada limited liability company, its managing member

	By:	/s/ John M. McManus
Name: John M. McManus
Title: Assistant Secretary

GENERAL MANAGER: PROJECT CC, LLC, a Nevada limited liability company

	By:	/s/ John M. McManus
Name: John M. McManus Title: Assistant Secretary

RESORT HOTEL AND CASINO OPERATOR:

CITYCENTER HOTEL & CASINO, LLC, a Nevada limited liability company

	By:	/s/ John M. McManus
Name: John M. McManus
Title: Assistant Secretary

[signatures continued on next page]

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE

HOTEL AND CASINO OPERATIONS AND HOTEL ASSETS MANAGEMENT AGREEMENT]

With respect to its obligations pursuant to ARTICLE 11

ARTICLE 16, Section 3.1.10, Section 3.1.14(b), Section 3.4 and Section 20.5 of the

Agreement only; provided, however, that the provisions of Section 20.5 are not in any manner limited by specific reference to the foregoing provisions.

MGM MIRAGE:

MGM MIRAGE, a Delaware corporation

By:	/s/ John M McManus
Name: John M McManus
Title: Senior VP, Asst. General Counsel, Assistant Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE

HOTEL AND CASINO OPERATIONS AND HOTEL ASSETS MANAGEMENT AGREEMENT]